Exhibit 2.1

Execution Copy

TERMINAL AND WHOLESALE FUELS ASSET PURCHASE AGREEMENT by and among LEONARD E. BELCHER, INCORPORATED as Seller and SPRAGUE OPERATING RESOURCES LLC as Buyer Dated as of January 23, 2017

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1.	ASSETS AND ASSUMED LIABILITIES

1.1	Sale of Assets

1.2	Excluded Assets

1.3	Excluded Liabilities; Assumed Liabilities

1.4	Deposit

1.5	Purchase Price

1.6	Allocation

2.	REPRESENTATIONS AND WARRANTIES

2.1	Representations and Warranties of the Seller

2.2	Representations and Warranties of the Buyer

2.3	Expiration of Representations and Warranties and Covenants

3.	COVENANTS PRIOR TO CLOSING

3.1	Access to Information; Notice of Certain Events; Confidentiality

3.2	Conduct of Business Pending the Closing

3.3	Further Actions

3.4	Certain Filings

3.5	Exclusivity

3.6	Certain Environmental Matters

3.7	Title

3.8	Assignments

3.9	Inspections and Entry

4.	ADDITIONAL COVENANTS

4.1	Environmental Responsibilities

4.2	Tax Matters

4.3	Employee Matters

4.4	Post-Closing Access to Information; Financial Statements

4.5	Insurance

4.6	Condemnation

4.7	Further Assurances

4.8	Contact with Business Relations
4.9    Non-Competition and Non-Solicitation
4.10    Confidentiality
4.11    Bulk Sales Laws
4.12    Accounts Receivable
4.13    Sharing in Buckeye Chargeback

5.	CONDITIONS PRECEDENT TO THE BUYER’S OBLIGATIONS

5.1	Accuracy of Representations and Warranties

5.2	Performance of Obligations

5.3	No Injunction, Etc.

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(continued)

5.4	No Material Adverse Effect

5.5	Delivery of Documents

5.6	Consents and Assignments

5.7	Title Commitments
5.8    Release of Liens

6.	CONDITIONS PRECEDENT TO THE SELLER’S OBLIGATIONS

6.1	Accuracy of Representations and Warranties

6.2	Performance of Obligations

6.3	No Injunction, Etc.

6.4	Delivery of Documents
6.5    Consents and Assignments

7.	INDEMNIFICATION

7.1	Indemnification by the Seller

7.2	Indemnification By the Buyer

7.3	Procedures Relating to Indemnification Between the Buyer and the Seller

7.4	Procedures Relating to Indemnification for Third Party Claims

7.5	Insurance and Tax Effect

7.6	Payments

7.7	Effect of Investigation

7.8	Duty to Mitigate

7.9	Exclusive Remedy; No Consequential Damages, etc.

8.	CLOSING

8.1	Closing Date

8.2	Items to be Delivered by the Seller

8.3	Items to be Delivered by the Buyer
8.4    License Agreement

9.	TERMINATION

9.1	General

9.2	Post-Termination Obligations; Deliverables

9.3	No Liabilities in Event of Termination

10.	MISCELLANEOUS

10.1	Publicity

10.2	Assignment

10.3	Parties in Interest

10.4	Amendment

10.5	Waiver

10.6	Notices

10.7	Expenses

10.8	Section Headings; Table of Contents

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(continued)

10.9	Severability

10.10	No Strict Construction

10.11	Governing Law; Jurisdiction; Venue; Waiver of Jury Trial

10.12	Entire Agreement

10.13	Time of Essence

10.14	Prevailing Party
10.15    Specific Performance

10.16	Counterparts

10.17	Definitions

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SCHEDULES
Schedule 1.1(b)    Real Properties
Schedule 1.1(d)    Personal Property
Schedule 1.1(e)    Leases and Rental Agreements
Schedule 1.1(f)    Terminal Permits
Schedule 1.1(g)    Terminal Contracts
Schedule 1.1(k)    Heating Oil Contracts
Schedule 1.1(l)    Municipal Contracts
Schedule 1.1(m)    Commercial At-Will Customers
Schedule 1.1(o)    Inventory
Schedule 1.1(n)    Forward Contracts
Schedule 1.1(r)    Wholesale Permits
Schedule 1.3(b)(ii)    Assumed Liabilities
Schedule 2.1(c)    No Violation
Schedule 2.1(d)    Gross Margin Statements
Schedule 2.1(e)    Absence of Changes
Schedule 2.1(e)(v)    Capital Expenditures
Schedule 2.1(e)(iii)    Tax Matters
Schedule 2.1(f)(ii)    Audits and Examinations (Fuel Tax Audit)
Schedule 2.1(g)    No Litigation
Schedule 2.1(h)    Compliance with Laws and Orders
Schedule 2.1(i)    Permits Matters
Schedule 2.1(j)    Environmental Matters
Schedule 2.1(j)(iv)    ASTs and USTs
Schedule 2.1(j)(v)    Offsite Hazardous Materials Facilities
Schedule 2.1(j)(vii)    Environmental Reports and Documents
Schedule 2.1(k)    Title to Assets; Liens
Schedule 2.1(l)    Real Properties Matters
Schedule 2.1(m)    Assumed Contract Matters
Schedule 2.1(n)    Employee Matters
Schedule 2.1(o)    Employee Benefit Matters
Schedule 5.6        Required Consents

EXHIBITS
Exhibit A    License Agreement
Exhibit B    Escrow Agreement
Exhibit C    Environmental Remediation and Access Agreement

Exhibit D	Form of Bill of Sale

Exhibit E	Form of Quitclaim Deed

Exhibit F	Form of Assignment and Assumption Agreement

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TERMINAL AND WHOLESALE FUELS ASSET PURCHASE AGREEMENT
THIS TERMINAL AND WHOLESALE FUELS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of January 23, 2017 by and between LEONARD E. BELCHER, INCORPORATED, a Massachusetts corporation having an address at 615 St. James Avenue, Springfield, MA, 01109 (the “Seller”), and SPRAGUE OPERATING RESOURCES LLC, a Delaware limited liability company and wholly owned subsidiary of SPRAGUE RESOURCES LP having an address at 185 International Drive, Portsmouth, NH 03801 (the “Buyer”).
RECITALS
WHEREAS, the Seller owns and operates two refined petroleum products terminals and a petroleum tank farm located in Springfield, Massachusetts providing for the storage and dispensing of petroleum products (the “Terminal Business”);
WHEREAS, the Seller is engaged in a wholesale fuels business (the “Wholesale Business”) consisting of sales of heating oil, diesel fuel, and kerosene products to commercial customers including resellers (“Heating Oil Customers”); state and local governments and school districts (“Municipal Customers”); and commercial at-will customers (“At-Will Customers” and, collectively with the Heating Oil Customers and the Municipal Customers, the “Commercial Oil Customers”);
WHEREAS, subject to the terms and conditions hereof, the Seller desires to sell to the Buyer substantially all of the properties, assets, rights and claims of the Terminal Business and the Wholesale Business (sometimes collectively referred to as the “Business”) owned or held by the Seller for the consideration specified herein (the “Transaction”);
WHEREAS, the Buyer and the Seller have each authorized the Transaction, this Agreement, and the transactions contemplated hereby;
WHEREAS, capitalized terms used but not defined in the context of the Sections in which such terms first appear have the respective meanings ascribed thereto in Section 10.17; and
WHEREAS, the foregoing recitals are an integral part of this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1.	ASSETS AND ASSUMED LIABILITIES
1.1    Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at Closing, the Seller shall sell, transfer and assign to the Buyer, and the Buyer shall purchase and receive, all of the Seller’s right, title and interest in and to, and all rights of the Seller

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under express or implied warranties relating to, the following assets, free and clear of all Liens (other than Permitted Liens), as the same may exist at Closing (collectively, the “Assets”):
Terminal Assets:

(a)    All of the Seller’s right, title and interest in the Terminal Business operations;
(b)    All of the Seller’s right, title and interest in, to, and under the real properties in Springfield, Massachusetts described on Schedule 1.1(b), together with all of the Seller’s right, title and interest in and to all land, buildings, fixtures, structures, improvements, tanks, racks, parking lots and pipelines and all easements, rights-of-way and other rights and privileges appurtenant thereto (the “Real Properties”);
(c)    All of the Seller’s rights in the Petrovend and TMS proprietary terminal management equipment, systems, software licenses (to the extent transferable), and transaction reporting hardware (including, without limitation, credit card imprinters or recorders, any non-integrated electronic point-of-sale terminals, terminal transaction software and any associated personal computers to the extent they are used in the Terminal Business);
(d)    All furniture, fixtures, equipment, spill containment materials, supplies, vehicles, and other tangible personal property used exclusively in the Terminal Business, including without limitation the items listed on Schedule 1.1(d) (collectively, the “Personal Property”) but excluding any Excluded Assets;
(e)    All of the Seller’s right, title and interest in, to and under the leases and rental agreements used by the Seller in the operation of the Terminal Business and listed on Schedule 1.1(e);
(f)    To the extent transferable, the Permits listed on Schedule 1.1(f) (the “Terminal Permits”);
(g)    The contracts set forth on Schedule 1.1(g), which the Buyer agrees to assume (the “Terminal Contracts”), including, without limitation, the Seller’s: (i) Storage Agreement with Buckeye Energy Services, LLC dated August 1, 2016; (ii) Master Agreement for the Purchase and Sale of Refined Petroleum Products with Buckeye Energy Services, LLC dated August 1, 2016; (iii) Transaction Confirmation with Buckeye Energy Services, LLC dated August 1, 2016; (iv) “Transmix tank” Lease Agreement with Buckeye Pipe Line Company, L.P. dated April 22, 1991, as amended; and (v) Pipeline Lease Agreement with Buckeye Pipe Line Company, L.P. dated November 1, 2007 (collectively, the “Buckeye Contracts”).
(h)    All inventories of fuel additive products and red dye (the “Additive Inventory”). The Additive Inventory shall be determined in the manner specified in Schedule 1.1(o) attached hereto and as set forth in a detailed calculation certified by the Seller in a certificate delivered at Closing.

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(i)    The current records and documentation of Seller solely relating to the Terminal Business (including, without limitation, all surveys and piping diagrams, if any), other than the Seller’s Records (collectively, the “Terminal Books and Records”); and
(j)    All of the Seller’s goodwill associated with the Terminal Business.
Wholesale Assets:

(k)    The supply agreements, riders and related agreements with the Seller’s Heating Oil Customers for the sale and delivery of petroleum products as set forth on Schedule 1.1(k) attached hereto (collectively, the “Heating Oil Contracts”);
(l)    The supply agreements, riders and related agreements with the Seller’s Municipal Customers for the sale and delivery of petroleum products as set forth on Schedule 1.1(l) attached hereto (collectively, the “Municipal Contracts”) with Schedule 1.1(l) to also delineate those supply agreements, riders and related agreements which are not assignable;
(m)    The list of the Seller’s At-Will Customers as set forth on Schedule 1.1(m) attached hereto;
(n)    All of the Seller’s contracts for future purchases and sales of petroleum products between (i) Seller and Suppliers of such products and (ii) Seller and customers purchasing such products from Seller, as set forth on Schedule 1.1(n), as updated by Seller as of the Closing (the “Forward Contracts”);
(o)    All physical inventory of fungible, marketable petroleum products held for Seller’s own account that are usable and salable in the Ordinary Course of Business (the “Product Inventory”) and all Tank Bottoms. Inventories of petroleum throughput products for which the Seller’s customers or suppliers are the shippers of record are not owned by the Seller and are not part of the Assets. The Product Inventory shall be determined in the manner specified in Schedule 1.1(o) attached hereto and as set forth in a detailed calculation certified by the Seller in a certificate delivered at Closing;
(p)    All of the Seller’s customer management equipment, systems, and software licenses and other tangible personal property used exclusively in the Wholesale Business, (to the extent transferable and to the extent exclusively used in the Wholesale Business, but excluding any Excluded Assets);
(q)    The records and documentation of the Seller currently in the Seller’s possession or control solely relating to the Wholesale Business, other than the Seller’s Records (collectively, the “Wholesale Books and Records”);
(r)    Any licenses or permits concerning the Wholesale Business, to the extent transferable (the “Wholesale Permits”) as set forth on Schedule 1.1(r) attached hereto;
(s)    All of the Seller’s goodwill associated with the Wholesale Business.

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1.2    Excluded Assets. For the avoidance of doubt and notwithstanding anything to the contrary herein, the Seller shall not convey, assign, transfer or deliver to the Buyer, and the Buyer shall not acquire from the Seller (and the Assets shall not include), the following property which shall remain the property of Seller after the Closing (collectively, the “Excluded Assets”):
(a)    Any assets of the Seller that are not related to or used exclusively in operation of the Terminal Business or the Wholesale Business, including without limitation any tangible or intangible assets used in, or otherwise related to, Seller’s convenience store and gasoline wholesale and retail business, and personal items and memorabilia belonging to Seller, its shareholder and employees;
(b)    The Seller’s tax returns and supporting documentation related thereto, corporate franchise, stock record books, record books containing minutes of meetings of directors and stockholders, and such other records as have to do exclusively with the Seller’s organization or stock capitalization (collectively, the “Seller’s Records”);
(c)    Any of the Seller’s rights or claims to any refunds of any federal, state, local or foreign Tax paid or payable by the Seller relating to any period or portion thereof ending prior to the Closing;
(d)    Any and all cash, cash equivalents, credit card receivables or credits for sales prior to the Closing, uncollected checks, deposits, bank deposits and accounts, certificates of deposit, governmental obligations, prepaid expenses, cash surrender value of life insurance policies, R.J. O’Brien hedge account, judgments in any pending lawsuits filed by Seller, settlements with insurance carriers, marketable securities, and all other securities and monies of the Seller;
(e)    Any accounts receivable or notes receivable of the Business existing as of the Closing (the “Retained Accounts Receivable”);
(f)    All personnel records and other records that are part of the Books and Records that the Seller is required by Law to retain in its possession (provided copies of any such records shall be provided to the Buyer at the Closing, to the extent permitted by Law);
(g)    All reimbursements to which the Seller is entitled under any state petroleum storage tank fund for any costs incurred prior to Closing except as otherwise provided herein;
(h)    All rights which accrue or will accrue to the Seller under this Agreement or any documents executed or delivered in connection herewith;
(i)    All insurance policies of the Seller, and all rights to applicable claims and proceeds thereunder.
(j)    The Seller’s “Factor” general accounting system and associated computer software and databases.

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(k)    Any real property and any other assets of the Seller not specifically included in the Assets pursuant to Section 1.1 above.
(l)    The names “Leonard E. Belcher”, “Belcher”, or any derivatives thereof.
1.3    Excluded Liabilities; Assumed Liabilities.
(a)    Subject to Section 1.3(b), the Buyer shall not assume, in connection with the Transaction, any Liability of the Seller whatsoever, and the Seller shall retain all of its respective Liabilities, known or unknown, whether or not accrued and whether or not disclosed, as of or on the Closing Date (the “Excluded Liabilities”), including, without limitation:
(i)    all Liabilities relating to (A) any Environmental Activity or Condition or any Environmental Claim existing or made, or arising out of or relating to any occurrence, event, condition, action or inaction existing or happening, on or prior to the Closing Date; (B) any Release occurring on or prior to the Closing Date or (C) any condition disclosed in Schedule 2.1(j) (collectively, the “Excluded Environmental Liabilities”);
(ii)    all Liabilities arising out of products or services of the Business to the extent sold before the Closing;
(iii)    all Liabilities under the Assumed Contracts that arise out of or relate to any breach thereof that occurred before the Closing;
(iv)    all Liabilities arising out of or relating to the Excluded Assets;
(v)    all Liabilities of the Seller or its shareholder for or in respect of Taxes of any nature, howsoever and whenever arising, including (x) all Taxes arising as a result of the Seller’s operation of the Business or ownership of the Assets before the Closing and (y) all Taxes assessed to the Seller or its shareholder that arise as a result of the Seller’s consummation of the transactions contemplated by this Agreement, including the sale of the Assets pursuant hereto;
(vi)    all trade accounts payable of the Seller, except for any such trade accounts payable arising and becoming due after the Closing Date under the Assumed Contracts;
(vii)    all Liabilities under the Benefit Plans or relating to payroll, vacation, holidays, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits or other compensation of any kind for employees or former employees of the Seller;

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(viii)    all Liabilities arising out of or relating to any employee grievance, complaint or claim limited relating solely to events occurring prior to the Closing, whether or not the affected employees are hired by the Buyer;
(ix)    all Liabilities to indemnify, reimburse or advance amounts to any officer, director, employee or agent of the Seller;
(x)    all Liabilities arising out of or resulting from the Seller’s compliance or noncompliance with any applicable Law; and
(xi)    all Liabilities of the Seller under this Agreement or any other agreement, instrument or document executed in connection with the transactions contemplated by this Agreement.
(b)    As the sole exception to the provisions of Section 1.3(a), upon the transfer and delivery of the Assets at the Closing, the Buyer shall assume and agree to pay or discharge when due in accordance with their respective terms the following Liabilities arising out of the conduct of the Business (the “Assumed Liabilities”):
(i)    all Liabilities in respect of the Assumed Contracts, but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the Ordinary Course of Business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by the Seller on or prior to the Closing; and
(ii)    those Liabilities of the Seller, if any, specifically set forth on Schedule 1.3(b)(ii).
(c)    The assumption of any Liabilities by any Party shall not enlarge any rights of third parties under Contracts with the Buyer or the Seller and nothing herein shall prevent any Party from contesting in good faith any of said Liabilities as against any third party.
1.4    Deposit. Upon the execution and delivery of this Agreement and the Deposit Escrow Agreement (defined below) by the parties, Buyer shall deliver a deposit of One Million and 00/100 ($1,000,000.00) Dollars (the “Deposit”) by wire transfer of immediately available funds to Stewart Title Guaranty Company, as escrow agent (the “Deposit Escrow Agent”), which shall be deposited in an account established pursuant to the terms of a mutually agreeable escrow agreement (the “Deposit Escrow Agreement”), to be entered into on the date hereof by Seller, Buyer, and the Deposit Escrow Agent.
(a)    If the conditions set forth in Article 5 have been satisfied or waived (other than those conditions to be satisfied by the delivery of documents or taking of any other action at the Closing by any Party), and this Agreement is terminated by the Buyer before the Closing, Seller shall be entitled to the Deposit. Notwithstanding the foregoing, if this Agreement is terminated before the Closing by Buyer pursuant to Section 9.1(b) or 9.1(d)

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or by mutual agreement of the Buyer and the Seller pursuant to Section 9.1(a), then Buyer shall be entitled to the Deposit.
(b)    The Parties agree that the damages that Seller would suffer in the event that Buyer defaults in the performance of its obligation to close hereunder on or before the Outside Date is not susceptible of precise determination. Accordingly, if the Closing does not occur and Seller actually receives the Deposit pursuant to the terms hereof, such receipt of the Deposit by Seller shall constitute liquidated damages and the sole and exclusive remedy for Seller for any and all claims arising from Buyer’s failure to consummate the transactions contemplated by this Agreement (other than claims for intentional fraud on the part of Buyer). The parties agree that the amount of the Deposit as a damage measure is reasonable, represents a liquidation of the potential damages under this Agreement and is not a penalty.
1.5    Purchase Price.
(a)    As consideration for the Assets, Buyer shall pay to Seller (i) Twenty Million Dollars ($20,000,000), plus (ii) the Inventory Value calculated and adjusted as set forth below (collectively, the “Purchase Price”).
(b)    “Inventory Value” means:
(i)    For Inventory that the Seller is contractually committed to sell to a customer pursuant to an Assumed Contract, the gross selling price for such Inventory as set forth in the applicable customer’s contract, less the amount of the prompt pay discount set forth in such customer’s contract, less agreed shrink cost based on historical data, less $0.08 per gallon, such calculation to be based on the remaining gallons required to be delivered pursuant to such customer’s contract as of 12:01 a.m. on the Closing Date.
(ii)    For Inventory for which the Seller does not have a contractual obligation to deliver to a customer:
(A)    If the Inventory consists of low sulfur heating oil, the most recently published ARGUS New York Harbor Barge Mean for low sulfur heating oil, plus $0.06 per gallon;
(B)    If the Inventory consists of ultra-low sulfur diesel fuel, the most recently published ARGUS New York Harbor Barge Mean for ultra-low sulfur diesel fuel, plus $0.0625 per gallon; and
(C)    If the Inventory consists of ultra-low sulfur kerosene, the most recently published ARGUS New York Harbor Barge Mean for ultra-low sulfur kerosene, plus $0.0625 per gallon.

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(c)    At the Closing, the Buyer shall make, or cause to be made, payment to the Seller of the Purchase Price, less the Escrow Amount and the Deposit, by wire transfer, to an account designated by the Seller at least three (3) Business Days prior to the Closing, of immediately available funds.
(d)    At the Closing, the Buyer shall pay the Escrow Amount to the Escrow Agent, by wire transfer of immediately available funds to the Escrow Agent, for the purpose of partially securing the indemnification obligations of the Seller set forth in this Agreement. The Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement. Subject to Section 7.6(b) and the terms of the Escrow Agreement, the Escrow Fund shall be released on the Escrow Release Date.
1.6    Allocation of Purchase Price for Tax Purposes. The allocation of the Purchase Price for Tax purposes shall be prepared consistent with the principles of Section 1060 of the Code and the Treasury Regulations promulgated thereunder. The Buyer and the Seller shall each be entitled to determine their own purchase price allocation with respect to the Assets.
1.7    Third Party Inventory Reconciliation. Prior to the Closing, the Seller will confirm Third Party Inventory amounts as of a date no more than fifteen (15) days prior to the Closing Date, and obtain agreement from each third party as to their respective Third Party Inventory amounts as of such date. Within thirty (30) days following the Closing Date, the Buyer will contact each third party reflected in the Third Party Inventory Report in order to confirm the amount of Third Party Inventory held for the account of each such third party as of the Closing Date. At the end of such thirty (30) day period, the Buyer will submit to the Seller a statement setting forth the deviations, if any, between the amount of Third Party Inventory held for the account of any third party as reflected on the Third Party Inventory Report and the amount of such inventory claimed by such third party, and the increase or decrease, if any, in the Inventory and the Inventory Value as of the Closing Date (the “Reconciliation Statement”). The Seller shall have a period of thirty (30) days from the receipt of the Reconciliation Statement to dispute such statement by written notice to the Buyer, setting forth in detail the Seller’s objections thereto. In the absence of any such notice within such thirty (30) day period, the Reconciliation Statement shall become final and binding on the parties hereto. The parties hereto will negotiate any such dispute in good faith for a period of at least thirty (30) days prior to resorting to any other method for resolving such dispute. In the event that the final Reconciliation Statement shows (i) an increase in the Inventory Value, the Buyer will pay the amount of such increase to the Seller, or (ii) a decrease in the Inventory Value, the Seller shall pay the amount of such decrease to the Buyer, in each case such payments to be made by wire transfer of immediately available funds, within five (5) business days of such date as the Reconciliation Statement becomes final or all disputes with respect thereto are otherwise resolved. Any such payment shall be treated as an adjustment to the Purchase Price.

2.	REPRESENTATIONS AND WARRANTIES

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2.1    Representations and Warranties of the Seller. The Seller hereby makes the following representations and warranties to the Buyer. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 2.1, OR ANY ANCILLARY AGREEMENT OR ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO, (I) BUYER EXPRESSLY ACKNOWLEDGES, AGREES, AND UNDERSTANDS THAT BUYER IS PURCHASING THE ASSETS ON “AS IS, WHERE IS” BASIS, WITH ALL FAULTS AND DEFECTS, LATENT OR OTHERWISE AND (II) THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE BUSINESS, THE ASSETS OR LIABILITIES OF THE SELLER, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY, NON INFRINGEMENT OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY AND ALL SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.
(a)    Due Organization and Power. The Seller is duly formed and validly existing under the laws of the Commonwealth of Massachusetts. The Seller has all requisite authority to own, operate and lease its properties and to carry on the Business as and where the Business is currently conducted by it. The Seller is duly qualified or licensed to do business as a foreign organization in each jurisdiction wherein the character of the properties owned by it and used in the Business, or the nature of the Business, makes such licensing or qualification necessary, except as would not cause a Material Adverse Effect.
(b)    Authority. The execution and delivery by the Seller of this Agreement and the other documents and instruments to be executed and delivered by the Seller pursuant hereto and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of the Seller. No other organizational act or proceeding on the part of the Seller is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by the Seller pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by the Seller pursuant hereto will constitute, valid and binding agreements of the Seller, as the case may be, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally, and by general equitable principles.
(c)    No Violation. Except as set forth in Schedule 2.1(c), neither the execution and delivery by the Seller of this Agreement or the other documents and instruments to be executed and delivered by the Seller pursuant hereto nor the consummation by the Seller of the transactions contemplated hereby and thereby (i) will violate any Law or Order applicable to the Seller, (ii) will require any authorization, consent or approval by, filing with or notice to any Governmental Entity as to Seller, or (iii), will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Liens (other than Permitted Liens) upon any of the Assets under, (A)

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any term or provision of the corporate charter, bylaws, or similar organizational documents of the Seller or (B) any of the express terms of any Assumed Contract.
(d)    Financial Statements. Schedule 2.1(d) contains unaudited statements of gross margin for the Terminal Business and the Wholesale Business for the fiscal years ending December 31, 2014 and 2015 and the eleven months ending November 30, 2016 (collectively, the “Gross Margin Statements”). The Gross Margin Statements have been derived from the Seller’s audited financial statements for the years ending December 31, 2014 and 2015 and the Seller’s unaudited financial statements for the eleven months ending November 30, 2016 (the “Financial Statements”). The 2015 and 2016 Financial Statements, and to the Knowledge of the Seller, the 2014 Financial Statements, have been prepared in accordance with United States generally accepted accounting principles, consistently applied (“GAAP”), and are in accordance with the books and records of the Seller. The Gross Margin Statements fairly present, in all material respects, the gross margins realized by the Terminal Business and the Wholesale Business as of the dates and for the periods covered thereby. Seller has no Liabilities with respect to the Business, except (i) those which are adequately reflected or reserved against on the balance sheets included in the Financial Statements or which are not, individually or in the aggregate, material in amount, and (ii) those which have been incurred in the Ordinary Course of Business since December 31, 2015 and which are not, individually or in the aggregate, material in amount.
(e)    Absence of Changes. With respect to the Business or the Assets, since December 31, 2015, other than in the Ordinary Course of Business or as set forth on Schedule 2.1(e), there has not been any:
(i)    event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(ii)    material change in any method of accounting or accounting practice for the Business, except as required by GAAP;
(iii)    incurrence, assumption or guarantee of any Indebtedness in connection with the Business except unsecured current obligations incurred in the Ordinary Course of Business;
(iv)    material damage, destruction or loss, or any material interruption in use, of any Assets, whether or not covered by insurance;
(v)    capital expenditures, other than those described on Schedule 2.1(e)(v);
(vi)    (A) increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, managers, independent contractors or consultants of the Business, other than in the Ordinary Course of Business, as provided for in any written agreements or required by applicable Law, (B) change in the terms of employment for any

{W5975088.1}    10

employee of the Business or any termination of any employees for which the aggregate costs and expenses exceed $50,000, or (C) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, manager, consultant or independent contractor of the Business;
(vii)    purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $50,000, individually (in the case of a lease, per annum) or $150,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the Ordinary Course of Business; or
(viii)    any Contract to do any of the foregoing.
(f)    Tax Matters.
(i)    Except for matters that will not result in any material Liability for Taxes or Loss to the Seller, or any Liability to the Buyer, all Tax Returns required to be filed by or on behalf of the Seller or in respect of the Assets on or prior to the date of this Agreement have been timely filed and, when filed, were complete and accurate in all material respects. All Taxes due and owing by the Seller (whether or not shown on any Tax Return) have been paid or adequately accrued by the Seller.
(ii)    As of the date of this Agreement, (A) except as set forth in Schedule 2.1(f)(ii), there is no audit examination, deficiency or proposed adjustment pending or, to the Knowledge of the Seller, threatened with respect to any Taxes due and owing, and (B) there are no outstanding Contracts or waivers extending the statutory period of limitations for a Tax assessment applicable to any Tax Returns relating to the Assets with respect to a taxable period for which such statute of limitations is still open.
(iii)    The Seller is a “United States Person” within the meaning of Section 1445 of the Code. The Seller has not waived any statute of limitations with respect to any Taxes or agreed to an extension of time with respect to any Tax assessment or deficiency.
(iv)    There are no Liens for Taxes upon any of the Assets nor, to the Knowledge of the Seller, is any taxing authority in the process of imposing any Liens for Taxes on any of the Assets.
(v)    The Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4.

{W5975088.1}    11

(vi)    None of the Assets is (i) subject to Section 168(g)(1)(A) of the Code, or (ii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.
(vii)    None of the Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.
(g)    No Litigation. Except as set forth in Schedule 2.1(g), there is no Claim, arbitration or investigation pending or, to the Knowledge of the Seller, threatened against the Business or affecting the Assets, and there is no outstanding Order against or adversely affecting the Business or the Assets.
(h)    Compliance with Laws and Orders. Except as set forth in Schedule 2.1(h), the Seller has complied, and is now complying, in all material respects, with all Laws and Orders applicable to the conduct of the Business as currently conducted or the ownership and use of the Assets.
(i)    Permits. All Permits required for the Seller to conduct the Business as currently conducted or for the ownership and use of the Assets have been obtained by the Seller, except to the extent the failure to have any Permit would not have a Material Adverse Effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Schedule 2.1(i) lists all current Permits issued to the Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Assets, including the names of the Permits, their respective dates of issuance and expiration and whether they are transferable to the Buyer, and all such Permits are valid and in full force and effect. To the Knowledge of the Seller, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth Schedule 2.1(i). Without limiting the foregoing, the level of operations reflected in the Financial Statements did not at any time exceed or violate, and the continued operation of the Business at the highest levels reflected therein will not exceed or violate, any condition, limitation or term of any Permit.
(j)    Environmental Matters. Except as set forth in Schedule 2.1(j):
(i)    The operations of the Seller with respect to the Business and the Assets are currently in compliance in all material respects with all Environmental Laws. The Seller has not received from any Person, with respect to the Business or the Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
(ii)    None of the Assets is listed on, or, to the Knowledge of the Seller has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

{W5975088.1}    12

(iii)    Except as set forth in the Environmental Documentation, (i) to the Knowledge of the Seller, there has been no Release of any reportable quantities of Hazardous Materials with respect to the Assets in contravention of Environmental Law, and (ii) the Seller has not received an Environmental Notice that any of the Assets (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Permit by, the Seller.
(iv)    Schedule 2.1(j)(iv) contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Seller in connection with the Business or the Assets.
(v)    Schedule 2.1(j)(v) contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Seller in connection with the Business or the Assets, and none of these facilities or locations has been placed or, to the Knowledge of the Seller, proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and the Seller has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Seller.
(vi)    The Seller has not retained or assumed by contract any liabilities or obligations of any third parties under Environmental Law.
(vii)    The Seller has provided or otherwise made available to Buyer and listed on Schedule 2.1(j)(vii): (i) any and all material environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or the Assets which are in the possession or control of the Seller related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning capital expenditures to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).
(viii)    This Section 2.1(j), Section 2.1(i) to the extent relating to Permits that are Environmental Permits and the related bring-down of such representations and warranties in certificates delivered at the Closing contain the sole and exclusive representations and warranties of Seller with respect to environmental matters, including any matters arising under Environmental Laws.
(k)    Title to Assets; Liens. Except as set forth in Schedule 2.1(k), (i) the Seller owns good and valid title (and record and marketable title in the case of the Real Properties) or validly leases all of the Assets, and (ii) the Assets are held free and clear of any Liens

{W5975088.1}    13

other than Permitted Liens. The shareholder of the Seller does not own any assets that are used in the Business.
(l)    Real Properties Matters. Except as set forth on Schedule 2.1(l), with respect to each parcel of Real Properties:
(i)    There are no (A) pending or, to the Knowledge of the Seller, threatened condemnation proceedings relating to such Real Properties, (B) pending or, to the Knowledge of the Seller, threatened Claim relating to such Real Properties, or (C) to the Knowledge of the Seller, other matter materially and adversely affecting the Intended Uses, occupancy or value thereof.
(ii)    The Seller has not received written notice of, and to the Knowledge of the Seller, there is no proposed or pending proceeding to change or redefine the zoning classification of all or any portion of such Real Properties.
(iii)    The Seller has made available to the Buyer complete and accurate copies of all of the following materials relating to such Real Properties, to the extent in the Seller’s possession: title insurance policies and commitments; deeds; encumbrance, license and easement documents; surveys; as-built construction plans; construction contracts and warranties; appraisals; and structural inspection.
(iv)    The Seller has not received any written notice of (A) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Real Properties, or (B) existing, pending or threatened zoning, building code or other moratorium Proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Real Properties as currently operated.
(v)    The Real Properties constitutes all of the real property used to conduct the Business as currently conducted.
(vi)    The Seller does not lease for its own use any real property used in the Business except as provided in the Buckeye Contracts.
(vii)    There are no leases, concessions or other Contracts granting to any Person the right to use or occupy any Real Properties or any portion thereof, other than pursuant to an Assumed Contract.
(viii)    There are no outstanding purchase and sale contracts, options, rights of first offer, rights of first refusal to purchase, or rights of repurchase or forfeiture of or with respect to any Real Properties or any portion thereof or interest therein, other than the rights of Buyer pursuant to this Agreement.
(ix)    The Seller has not received any written notice of Proceedings pending and, to the Seller’s Knowledge, there are no Proceedings threatened against or

{W5975088.1}    14

affecting, any of the Real Properties or any portion thereof or interest therein in the nature of or in lieu of condemnation or eminent domain proceedings.
(m)    Assumed Contract Matters. Except as set forth in Schedule 2.1(m), each Terminal Contract, Heating Oil Contract, Municipal Contract, and Forward Contract (each an “Assumed Contract”) is in full force and effect and is valid and enforceable by the Seller, and, to the Knowledge of the Seller, the other party or parties thereto in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally, and by general equitable principles. Except as set forth in Schedule 2.1(m), the Seller is in compliance in all material respects with all terms and requirements of each Assumed Contract and no material breach or default by Seller of any provision thereof, nor any condition or event that, with notice or lapse of time or both, would constitute such a breach or default, has occurred. To the Knowledge of the Seller, and except as set forth in Schedule 2.1(m), no material breach or default by any other party to any Assumed Contract of any provision thereof, nor any condition or event that, with notice or lapse of time or both, would constitute such a breach or default, has occurred. Except as set forth in Schedule 2.1(m), the Seller has not received any notice of any adverse modification, termination, cancellation or nonrenewal (but excluding expiration in accordance with its terms) of any Assumed Contract and, to Seller’s Knowledge, knows of no intent to effect the same. Except as set forth in Schedule 2.1(m), there is no current dispute with any party under any Assumed Contract. Complete and correct copies of each written Assumed Contract (including all modifications, amendments and supplements thereto and waivers thereunder), and complete and correct summaries of each oral Assumed Contract, have been made available to Buyer and are included within the Terminal Books and Records or the Wholesale Books and Records, as the case may be.
(n)    Employee Matters. Schedule 2.1(n) sets forth a list of each of the employees of the Seller engaged primarily in the Business as of the date hereof (the “Employees”), setting forth the name, title, employment or engagement commencement date, current salary, wage or compensation rate for each such Employee and total compensation (including annual bonuses) paid to each such Employee. Except as set forth on Schedule 2.1(m), as to the Employees, there no contracts or agreements, oral or written, and no current negotiations pertaining thereto, including any employment, severance or retention agreements that will survive the Closing. The Seller has not been party to or bound by any collective bargaining agreement, labor contract, or other written or oral agreement or understanding with any union or labor organization covering wages, hours, or terms or conditions of employment of the Employees; (ii) no union or labor organization claims to represent any employee of the Seller, and, to the Seller’s Knowledge, there are no organizational campaigns, demands, petitions or proceedings pending or threatened, and none have been pending or threatened within the last five (5) years, by any union, labor organization, or group of employees seeking recognition or certification as collective bargaining representative of any group of employees of the Seller; (iii) the Seller has not experienced or been affected by any labor strike, work stoppage, or lockout and, to the Seller’s Knowledge, no labor strike, work stoppage or lockout has been threatened against the Seller; and (iv) there have been no disputes, complaints, arbitration, lawsuits or administrative proceedings relating to labor matters

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pending against the Seller with respect to which the Seller has received written notice or, to the Seller’s Knowledge, threatened against the Seller.
(o)    Employee Benefit Matters. Except as set forth on Schedule 2.1(o):
(i)    The Seller has no reason to believe that each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is not so qualified in operation. The Seller’s 401(k) plan was adopted using an IRS approved Volume Submitter document that has received a favorable opinion letter, and, therefore, the Seller has no reason to believe that such plan and the trust related thereto are not exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code. Nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan.
(ii)    Neither the Seller nor any of its ERISA Affiliates has engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.
(iii)    With respect to each Benefit Plan in which any employee of the Business participates (i) no such plan is a Multiemployer Plan; (ii) no such plan is a ‘multiple employer plan’ within the meaning of Section 413(c) of the Code or a ‘multiple employer welfare arrangement’ (as defined in Section 3(40) of ERISA); (iii) no Claim has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; and (iv) no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA. None of the Assets is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code.
(p)    Inventory. All Inventory consists of a quality usable and salable in the Ordinary Course of Business, except for Tank Bottoms and obsolete or damaged items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by the Seller free and clear of all Liens (other than Permitted Liens), and no Inventory is held on a consignment basis.
(q)    Customers and Suppliers.
(i)    The Seller has not received any written notice that any Commercial Oil Customer accounting for aggregate revenues of $250,000 or more for each of the two (2) most recent fiscal years has ceased to use, or intends to cease to use after the Closing, the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business, and the Seller has no Knowledge of any such intent.
(ii)    The Seller has not received any written notice that any supplier to whom the Seller has paid consideration for goods or services rendered in an amount

{W5975088.1}    16

greater than or equal to $250,000 for each of the two (2) most recent fiscal years has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business, and the Seller has no Knowledge of any such intent.
(r)    Broker Fees. Except as to Matrix Capital Markets Group, Inc., the Seller has not paid and is not obligated to pay any fees or commissions to any broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof.
2.2    Representations and Warranties of the Buyer. Buyer hereby makes the following representations and warranties to the Seller:
(a)    Due Organization and Power. The Buyer is a limited liability company duly formed and validly existing under the laws of Delaware. The Buyer has all requisite power to enter into this Agreement and the other documents and instruments to be executed and delivered by the Buyer pursuant hereto and to carry out the transactions contemplated hereby and thereby.
(b)    Authority. The Buyer has full authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by the Buyer pursuant to this Agreement and to perform its obligations hereunder. The execution, delivery and due performance by the Buyer of this Agreement and each such other agreement, document and instrument has been duly authorized by all necessary actions of the Buyer and no other action on the part of the Buyer is required in connection herewith. This Agreement and each other agreement, document and instrument executed and delivered by the Buyer pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of the Buyer enforceable in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.
(c)    No Violation. Neither the execution and delivery by the Buyer of this Agreement or the other documents and instruments to be executed and delivered by the Buyer pursuant hereto nor the consummation by the Buyer of the transactions contemplated hereby and thereby (i) will violate any Law or Order applicable to the Buyer, (ii) will require any authorization, consent or approval by, filing with or notice to any Governmental Entity, or (iii), will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Liens upon any of the assets of Buyer under, (A) any term or provision of the corporate charter, bylaws, or similar organizational documents of the Buyer or (B) any of the express terms of any Contract to which Buyer is a party or by which its assets are bound.

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(d)    Broker Fees. The Buyer has not paid and is not obligated to pay any fees or commissions to any broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof.
(e)    Litigation. There is no Claim, arbitration or investigation pending or threatened against the Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
(f)    Financial Capacity. The Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts due hereunder, and to consummate the transactions contemplated by this Agreement. The Buyer acknowledges that its obligations under this Agreement are not subject to a financing contingency.
(g)    Sophisticated Buyer. Buyer has significant experience in the industry in which the Business operates, has conducted its own independent investigation, review and analysis of the Business and the Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer specifically acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in this Agreement (including related portions of the Schedules), the Ancillary Agreements and any certificates delivered pursuant hereto or thereto; (b) neither Seller nor any other person has made any representation or warranty, express or implied, as to Seller, the Business, the Assets or the operations or financial results of the same, except as expressly set forth in this Agreement (including related portions of the Schedules), the Ancillary Agreements and any certificates delivered pursuant hereto or thereto.
2.3    Expiration of Representations and Warranties and Covenants. None of the respective representations, warranties or covenants of the Parties contained in this Agreement shall survive the Closing, except as follows:
(a)    the representations and warranties of the Seller as to the matters set forth in Section 2.1 (the “Surviving Representations”) shall terminate on the date that is eighteen (18) months after the Closing Date (the “Cutoff Date”), provided that (i) the representations and warranties set forth in Sections 2.1(a), 2.1(b), and 2.1(k) (the “Seller Fundamental Representations”) shall survive the Closing indefinitely, (ii) the representations and warranties set forth in Sections 2.1(e)(iii) and 2.1(o) shall terminate on the date that is thirty (30) days after the underlying obligation is time barred by the applicable statute of limitations;
(b)    the representations and warranties of the Buyer as to the matters set forth in Section 2.2 shall terminate on the Cutoff Date, provided that (i) the representations and warranties set forth in Sections 2.2(a), 2.2(b) and 2.2(c) shall survive the Closing indefinitely; and

{W5975088.1}    18

(c)    any covenant which by its terms is to be performed after the Closing shall terminate on the date such covenant has been fully performed in accordance with the terms of this Agreement.

3.	COVENANTS PRIOR TO CLOSING
3.1    Access to Information; Notice of Certain Events; Confidentiality.
(a)    Access to Information. Subject to the Confidentiality Agreement and the provisions of Section 3.9 below, the Seller shall, during the period commencing on the date of this Agreement and ending on the Closing Date, furnish or cause to be furnished to the Buyer and its representatives, at reasonable times and upon reasonable notice, (a) such access, during normal business hours, to the Real Properties and other physical Assets, as the Buyer from time to time reasonably requests with due regard to minimizing disruption of the conduct of the Business and (b) such access to the books, records and other information and data of the Business as the Buyer from time to time reasonably requests.
(b)    Notice of Certain Events. From the date hereof until the Closing, The Seller shall promptly notify Buyer in writing of:
(i)    The Seller’s Knowledge of any fact, circumstance, event or action the existence, occurrence or taking of which, in the Seller’s reasonable opinion (A) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (B) reasonably be expected to result in, any representation or warranty made by the Seller hereunder to be untrue or inaccurate in any material respect or has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 5 to be satisfied;
(ii)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(iii)    any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and
(iv)    any Claim commenced or, to the Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.1(g) or that relates to the consummation of the transactions contemplated by this Agreement.
Buyer’s receipt of information pursuant to this Section 3.1(b) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Seller in this Agreement (including with respect to the Seller’s indemnification obligations under Section 7.1 and Buyer’s termination rights under Section 9.1(b)) and shall not be deemed to amend or supplement the Schedules to this Agreement.

{W5975088.1}    19

(c)    Confidentiality. All of the information provided pursuant to this Section 3.1 shall be treated as confidential information pursuant to the terms and for all purposes of the Confidentiality Agreement. Effective upon the Closing, the Confidentiality Agreement shall terminate automatically without further action by the Parties as to confidential information concerning the Assets, provided however that the Confidentiality Agreement shall remain in full force and effect with respect to the Excluded Assets and as to any other confidential information concerning the Seller not included among the Assets.
3.2    Conduct of Business Pending the Closing. From the date of this Agreement until the earlier to occur of the Closing Date or the termination hereof, except as required or contemplated by the transactions contemplated by this Agreement or otherwise consented to by the Buyer in writing, the Seller shall cause each of the following to occur with respect to the Business:
(a)    the Seller shall operate the Business only in the usual, regular and ordinary manner, on a basis consistent with past practice;
(b)    the Seller shall keep the Business and properties substantially intact, including the present operations, physical facilities, working conditions, and relationships with suppliers, customers and employees;
(c)    the Seller shall not grant any increase in the compensation, salaries or wages payable to any Transferring Employees, except for reasonable increases in the Ordinary Course of the Business or as a result of contractual arrangements or sales compensation plans existing on the date of this Agreement;
(d)    the Seller shall not sell, lease or otherwise transfer or dispose of any material properties or assets, including, without limitation, the Assets, of the Business, except for the sale of Inventory, or replacement of equipment or fixtures, in the Ordinary Course of the Business; and
(e)    the Seller shall not create any easement, restriction or other encumbrance on the Real Properties not contemplated by this Agreement, grant any Lien (other than a Permitted Lien) or security interest on any portion of the Real Properties to secure any Indebtedness or performance obligation.
3.3    Further Actions. The parties shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including using all commercially reasonable efforts to obtain prior to the Closing Date all licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to Contracts with the Seller with respect to the Business that are necessary for the consummation of the transactions contemplated hereby.
3.4    Certain Filings. The Buyer and the Seller shall make or cause to be made, as promptly as practicable, all filings with Governmental Entities that are necessary to obtain all authorizations, consents, orders and approvals for the execution and delivery of this Agreement and the

{W5975088.1}    20

consummation of the transactions contemplated hereby and shall use commercially reasonable efforts to obtain, or cause to be obtained, all such consents, authorizations, orders and approvals. The Buyer and the Seller shall share equally the cost of all filing and similar fees arising in connection with such filings, except that Buyer assumes sole responsibility for, and shall bear its own costs with respect to, any SEC or other filings on account of its status as a publicly traded entity. Each Party shall cooperate reasonably and in good faith with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not intentionally take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. Notwithstanding the foregoing, nothing in this Section 3.4 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests; or (iii) any modification or waiver of the terms and conditions of this Agreement.
3.5    Exclusivity. During the period commencing on the date of this Agreement and expiring on the earlier of the Closing Date or the date on which this Agreement is properly terminated pursuant to Section 9.1, the Seller (including any of its representatives) shall not, directly or indirectly, solicit, make, respond to (other than to decline), discuss with any third party, provide any information to any third party or negotiate the terms of any offer or proposal from or to any Person (other than from or to the Buyer or its Affiliates) relating to any acquisition of direct or indirect control of the Business, any purchase of any of the Assets (other than sales of Inventory in the Ordinary Course of the Business consistent with past practice), or any change-of-control or business combination or similar transaction involving the Business, including any merger, consolidation, acquisition, purchase, re-capitalization or other transaction that would have a similar result as the transactions contemplated by this Agreement or would be incompatible with the transactions contemplated by this Agreement (an “Acquisition Proposal”). Notwithstanding the foregoing, nothing herein shall limit in any manner the Seller’s ability to discuss, negotiate, or consummate any sale of any property of the Seller, real, personal, or fixed, that does not constitute Assets utilized in the Business. The Seller agrees that the rights and remedies for noncompliance with this Section 3.5 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Buyer and that money damages would not provide an adequate remedy to the Buyer.
3.6    Certain Environmental Matters.
(a)    As of the date hereof, the Buyer has performed an environmental site assessment (“ESA”) at each of the locations constituting Real Properties, and has notified the Seller of the conditions discovered that, in the Buyer’s judgment, may require disclosure to any Governmental Entity.
(b)    The Seller, in the Ordinary Course of Business, has maintained its tanks in compliance with API STANDARD 653. The Seller shall make such test results available to the Buyer for its review as Buyer may request without any representation or warranty

{W5975088.1}    21

from the Seller and the Buyer shall not have the right to rely upon or share with any third party the results of such testing. The Buyer confirms that such test results will not constitute a representation or warranty as to the condition, compliance or failure of the tanks that may arise after the closing.
3.7    Title.
(a)    The Buyer acknowledges that the Seller possesses a title certification for each of the Real Properties (the “Title Certifications”).  The Buyer agrees to reimburse the Seller for one-half (1/2) of the cost of the Title Certifications at Closing.
(b)    The Buyer acknowledges that the Seller possesses current ALTA surveys for each of the Real Properties (each, a “Survey” and collectively, the “Surveys”). The Buyer agrees to reimburse the Seller for one-half (1/2) of the cost of the Surveys at Closing.
(c)    The Buyer shall have the right to order a title search to be performed with regard to the Real Properties, and to order a commitment for title insurance (each, a “Commitment,” and together, the “Commitments”) to be issued by a nationally recognized title insurance company (the “Title Company”) with regard to all or part of such Real Properties, in such amounts and otherwise in form and substance reasonably acceptable to the Buyer, all at the Buyer’s sole cost and expense.
3.8    Assignments. If any consent necessary to preserve for the Buyer and/or the Business any right or benefit under any Assumed Contract or Permit is not obtained prior to the Closing, the Seller shall, from and after the Closing, cooperate with the Buyer in attempting to obtain such consent as promptly thereafter as is practicable but nothing herein shall obligate the Seller to pay any persons from whom a consent is sought. If any such consent cannot be obtained, the Seller shall use commercially reasonable efforts to provide the Buyer with the rights and benefits of the affected Assumed Contract or Permit for the term of such Assumed Contract or Permit, to the extent permitted by applicable Law. If the Seller provides such rights and benefits, the Buyer shall assume the obligations and burdens thereunder and indemnify the Seller for any and all Losses associated with the provision of such rights and benefits to the Buyer, in each case to the extent such obligations, burdens and Losses would have been Assumed Liabilities had such affected Assumed Contract been assigned to the Buyer.
3.9    Inspections and Entry. All inspections conducted by or on behalf of the Buyer shall be conducted at the Buyer’s sole expense by qualified inspectors or contractors, selected by the Buyer and acceptable to the Seller. Any entry upon any real property by the Buyer or any of the Buyer’s directors, officers, employees, consultants, advisors, or other agents, for the purpose of conducting such inspections shall be upon not less than five (5) business days’ prior notice to the Seller, and shall be subject, in any event, to prior scheduling and coordination with the Seller. At the Seller’s election, a representative of the Seller shall be present during any entry by the Buyer or the Buyer’s representatives upon the real property or elsewhere to conduct the inspections. All inspections shall be performed in a manner that will not disturb the ongoing operations of the Seller or any third party operators at the real property or elsewhere, and will not cause any damage, loss,

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disturbance to business, cost or expense to, or claims against, the Seller, third party operator or the real property. Prior to the Closing (or any termination of this Agreement), the Buyer shall not approach, contact or involve itself in any discussions or negotiations with any employee of the Seller or with any other occupant of any real property comprising the Assets, without the Seller’s prior written consent (which may be withheld in the Seller’s sole discretion) and without the Seller (or the Seller’s designated representative) being present thereat. Prior to Buyer or its agents accessing any real property and conducting tests thereon, Buyer shall provide Seller with a certificate of insurance naming the Seller as an additional insured and evidencing liability coverage in form and substance reasonably acceptable to Seller.

4.	ADDITIONAL COVENANTS
4.1    Environmental Matters.
(a)    At the Closing, the Buyer and the Seller will enter into an Environmental Access and Remediation Agreement, in the form attached hereto as Exhibit C (the “Environmental Access and Remediation Agreement”), which sets forth the responsibilities of the Seller for the remediation of certain environmental conditions described therein.
(b)    Nothing contained in this Section 4.1 or elsewhere in this Agreement shall be construed as an admission regarding any responsibility, wrongdoing, liability, or damages by the Seller as regards any third party. Accordingly, the Seller reserves its right to pursue any claims for damages, injunctive relief, declaratory relief, indemnity, and contribution that it has against third parties, and nothing contained in this Agreement shall alter or in any way affect any right the Seller may have against any third-parties or any defenses the Seller may have to any claims by any third-parties. In addition, nothing in this Section 4.1 shall limit the Seller’s obligation to indemnify the Buyer Indemnified Parties for any Losses related to any Excluded Liability, including any Excluded Environmental Liability.
(c)    On the Closing Date, Buyer shall deliver a fully completed and signed DEP “UST Facility Registration Form” to DEP for every UST System that is used in the Business listing Buyer as the owner or operator, as the case may be, of such UST Systems and shall thereafter take all actions necessary for coverage under the Fund or otherwise establish financial responsibility required under Environmental Law for such UST Systems. The Seller and the Buyer will cooperate to satisfy any filing or transfer requirements of local fire departments regarding same. Comparable forms and actions shall be undertaken by the Buyer for each above ground storage tank (“AST”) including without limitation each annual AST permit. The provisions of this Section 4.1(c) shall survive the Closing.
4.2    Tax Matters.
(a)    Cooperation. After the Closing Date, the Buyer and the Seller shall make available to the other, as reasonably requested, and to any Governmental Entity (which such Governmental Entity is legally permitted to receive pursuant to its subpoena power or its equivalent) all information, records or documents relating to Liabilities for Taxes or potential Liabilities for Taxes of the Business for all periods prior to and including the Closing Date

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and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations for assessment or refund of Taxes or extensions thereof. After the Closing Date, the Buyer and the Seller shall cooperate fully, as and to the extent reasonably requested by the other, in connection with the filing of Tax Returns and any audit, litigation, appeal, hearing, or other proceeding with respect to Taxes. Such cooperation shall include providing the information, records, and documents described above and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided. Each Party shall bear its own expenses in complying with the foregoing provisions. Notwithstanding the provisions of this Section 4.2(a), while the existence of an adversarial proceeding between the Parties will not abrogate or suspend the provisions of this Section 4.2(a), as to such records or other information directly pertinent to such dispute, the Parties may not utilize this Section 4.2(a) but rather, absent agreement, must utilize the rules of discovery.
(b)    Transfer Taxes. Each Party shall be liable for such Taxes assessed to such Party including sales Tax, use Tax, real property transfer Tax, grantor or grantee Tax, documentary stamp Tax, transfer Tax, motor vehicle Tax, registration Tax or similar Tax or recording expense or notarial fee attributable to, imposed upon or arising from the transactions contemplated hereby.
(c)    Proration of Taxes and Other Items. Annual personal property Taxes, real property Taxes, charges for utilities, and other periodic charges relating to the Assets shall be pro-rated as of the Closing Date, with the Seller liable to the extent such items relate to any time period (or portion thereof) up to and including the Closing Date (“Pre-Closing Charges”) and the Buyer liable to the extent such items relate to periods (or any portion thereof) subsequent to the Closing Date. Because such Taxes and other charges involve a period that begins before and ends after the Closing Date (a “Straddle Period”), the Pre-Closing Charges shall be calculated by multiplying the amount of such Taxes and other charges for the entire Straddle Period by a fraction, the numerator of which is the number of days in the Straddle Period from the first day of the Straddle Period through and including the Closing Date, and the denominator of which is the number of days in the entire Straddle Period. The Buyer shall furnish the Seller with such documents and other records as the Seller reasonably requests to confirm such proration calculations. Any amounts owed by the Seller pursuant to this Section 4.2(c) shall be either be (i) paid by the Seller within ten (10) calendar days of receipt by the Seller of a written request therefor or three (3) calendar days prior to the date on which such Liability is due, whichever is later, or (ii) collected by the Title Company at the Closing and paid by the Title Company after the Closing.

4.3	Employee Matters.
(a)    The Buyer may extend offers for regular employment, on an “at will” basis, to any or all Employees effective as of the Closing. All of Seller’s Employees who are offered, accept, and then commence employment with the Buyer after the Closing Date are hereinafter collectively referred to as “Transferring Employees” and each individually is referred to as a “Transferring Employee.” For purposes of clarity, an Employee of the Seller

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employed on the Closing Date shall not be deemed thereby to be a Transferring Employee merely by reason of the consummation of the Closing.
(b)    The Seller shall be solely responsible, and the Buyer shall have no obligations whatsoever, for any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, accrued sick time or other paid time off, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with the Seller at any time on or prior to the Closing Date.
(c)    The Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate solely to events occurring on or prior to the Closing Date. The Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate solely to events occurring on or prior to the Closing Date.
(d)    Each Transferring Employee shall be given service credit for the purpose of eligibility for vacation and under the group health plan and eligibility and vesting only under the defined contribution retirement plan for his or her period of service with the Seller prior to the Closing Date; provided, however, that (i) such credit shall be given pursuant to payroll or plan records, at the election of Buyer, in its sole and absolute discretion; and (ii) such service crediting shall be permitted and consistent with Buyer’s defined contribution retirement plan.
(e)    The Buyer, subject to the approval of the Seller which shall not be unreasonably withheld, shall prepare and distribute communications to Transferring Employees concerning the effect of the transactions contemplated by this Agreement on their terms and conditions of employment.
4.4    Post-Closing Access to Information; Financial Statements.
(a)    For a period of seven (7) years after the Closing Date (“Retention Period”), the Seller shall retain all material Tax, financial and accounting records of or relating to the Assets, the Assumed Liabilities, the Terminal Business, and the Wholesale Business. During the Retention Period, the Seller shall not intentionally dispose of, alter or destroy any such books, records and other data without giving sixty (60) calendar days’ prior written notice to the Buyer and permitting the Buyer, at its expense, to examine, duplicate or repossess such records, files, documents and correspondence.
(b)    As promptly as practicable following the Closing, and in any event no later than March 31, 2017, the Seller will provide the Buyer with (i) unaudited, pro forma statements of income of the Business for each of the fiscal years ending, December 31, 2014, 2015 and 2016, and (ii) an unaudited, pro forma balance sheet of the Business as of December

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31, 2016, all of which shall be prepared by Seller based on its good faith best estimates with respect to the allocation of items of expense between the Business and the Seller’s other businesses.
4.5    Insurance. The Seller shall keep the Assets insured, at the Seller’s expense, with such policy types and coverage amounts as the Seller maintains in the Ordinary Course of Business until the sooner of Closing or termination of this Agreement. If there is any damage to or destruction of any buildings at the Real Property, or any portion thereof before Closing, the Closing shall, at Seller’s sole discretion, nevertheless proceed, unless such damage or destruction has had or would reasonably be expected to have a Material Adverse Effect such that the condition to Closing set forth in Section 5.4 is not satisfied; except, that unless before Closing the same shall have been remedied and restored to substantially the same condition as it was on the date hereof, at the Closing, the Seller shall pay over or assign to Buyer any net insurance proceeds due the Seller as a result of such damage or destruction (without recourse to Seller) and Buyer shall assume responsibility for such repair.
4.6    Condemnation. If, before Closing, any part of any Real Property is taken, or noticed for taking, by eminent domain, the Seller shall promptly give Buyer written notice thereof and the Closing shall at Seller’s sole discretion nevertheless proceed, unless such taking has had or would reasonably be expected to have a Material Adverse Effect such that the condition to Closing set forth in Section 5.4 is not satisfied; except, that the Seller shall, at the Closing, deliver to Buyer the net proceeds of any award or other proceeds of such taking which may have been collected by Seller before the Closing or, if the award or other proceeds have not been fully collected, deliver to Buyer an assignment (without recourse to Seller) of the Seller’s right to any such award or other proceeds which may be payable as a result of any such taking, and Buyer shall pay the full Purchase Price without offset or reduction.
4.7    Further Assurances. From time to time after the Closing Date, upon request of the other Party and without further consideration, each Party shall execute and deliver to the requesting Party such documents and take such action as the requesting Party reasonably requests to consummate more effectively the intent and purpose of the Parties under this Agreement and the transactions contemplated hereby. Without limiting the foregoing, the Seller agrees to provide reasonable assistance to the Buyer with respect to customer billing, dispatch and other similar transition services for a period of up to one month following the Closing Date.
4.8    Contact with Business Relations. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Buyer hereby agrees that it is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any employee (excluding executive officers), customer, supplier, dealer, material supplier, distributor or other material business relation of the Seller regarding the Seller or the Business without the prior written consent of the Seller. Because monetary damages are difficult to ascertain and would be inadequate as a remedy in the event of a violation of the terms of this subsection, the Buyer agrees that the Seller may seek to obtain an injunction to prevent any such unauthorized contact, in addition to any other legal or equitable remedies which may be available to it.

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4.9    Non-Competition and Non-Solicitation.
(a)    From and after the Closing Date, the Seller shall not, directly or indirectly, as an employee, agent, consultant, director, equity holder, manager, co-partner, or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in, be employed by, or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any Person), or otherwise assist any Person (other than the Buyer and its Affiliates) that engages in or owns, invests in, operates, manages, or controls, any venture or enterprise that directly or indirectly engages or proposes to engage in the Business (the “Restricted Business”) anywhere in the New England states or the states of New York and New Jersey (the “Territory”). The provisions of this Section 4.8 shall continue in effect until the fifth (5th) anniversary of the Closing Date (the “Restricted Period”). The Buyer acknowledges and agrees that the Restricted Business shall not include branded or unbranded contractual obligations or sales by the Seller of gasoline and diesel fuel to any retail gasoline facility, or any change of control, asset sale, or stock sale of Seller’s such line of business.
(b)    Without limiting the generality of the provisions of Section 4.9(a), during the Restricted Period, the Seller shall not, without the Buyer’s prior written consent, (i) solicit business from any Person that is or was a client or customer of the Seller during the one (1) year period preceding the Closing Date or from any successor in interest to any such Person for the purpose of securing business or contracts related to the Restricted Business in the Territory for entities other than the Buyer, (ii) persuade or attempt to persuade any Person not to contract with the Buyer or to reduce the amount of business it conducts with the Buyer or any of its Affiliates (whether now existing or hereafter created) or (iii) intentionally seek to interfere with the relationship between the Buyer and any Person or business relationship.
(c)    Each Party agrees not to make, or induce any third party to make, any statement to the media, written or oral, or make or post any statement disparaging the other Party (or its employees, officers, consultants, directors, shareholders, brokers or attorneys) to any person whether in person, by telephone, on any website, blog or other electronic means. Nothing in this paragraph shall prevent a Party from making such statements as may be required by law.
(d)    During the Restricted Period, the Seller shall not, directly or indirectly, (i) solicit or attempt to induce any Transferring Employee to terminate his or her employment with the Buyer or any subsidiary of the Buyer or (ii) hire or attempt to hire any such Transferring Employee; provided, that this clause (ii) shall not apply to any individual whose employment with the Buyer or a subsidiary of the Buyer has been terminated for a period of six months or longer.
(e)    The Seller acknowledges that the territorial, time, and scope limitations set forth in this Section 4.9 are reasonable and are properly required for the protection of the Buyer’s legitimate interest in client relationships, goodwill, and trade secrets of the Business. In the event that any such territorial, time, or scope limitation is deemed to be unreasonable

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by a court of competent jurisdiction, the Buyer and the Seller submit to the reduction of any or all of said territorial, time, or scope limitations to such an area, period, or scope as such court will deem reasonable under the circumstances. If such partial enforcement is not possible, the provision will be deemed severed and the remaining provisions of this Agreement will remain in full force and effect.
(f)    The Seller acknowledges that the covenants set forth in this Section 4.9 are reasonable and necessary for the protection of the Buyer’s business interests, that irreparable injury will result to the Buyer if they breach any of the terms of this Section 4.9, and that in the event of an actual or threatened breach of any of the provisions contained in this Section 4.9, the Buyer will have no adequate remedy at law. In the event of any actual or threatened breach by the Seller of any of the provisions contained in this Section 4.9, the Buyer will be entitled to such injunctive and other equitable relief as may be deemed necessary or appropriate by a court of competent jurisdiction without the posting of a bond or other security. Nothing contained in this Section 4.9 will be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove.
(g)    The Restricted Period shall be extended by the length of any period during which any Seller is in breach of the terms of this Section 4.9.
4.10    Confidentiality. From and after the Closing, the Seller shall hold in confidence any and all information regarding the Business and the Assets, except to the extent that the Seller can show, by clear and convincing evidence, that such information (a) is generally available to and known by the public through no fault of Seller; or (b) is lawfully acquired by the Seller after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation (all such information not falling into one of the foregoing exceptions, “Proprietary Information”). If the Seller is compelled to disclose any Proprietary Information by judicial or administrative process or by other requirements of Law, the Seller shall promptly notify the Buyer in writing and shall disclose only that portion of such information which the Seller is advised by its counsel in writing is legally required to be disclosed, provided that the Seller shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
4.11    Bulk Sales Laws. The parties hereto hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Assets to the Buyer; it being understood that any Liabilities arising out of the failure of the Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.
4.12    Accounts Receivable. From and after the Closing, (i) if the Buyer receives or collects any funds in respect of accounts receivable from customers of the Business, then, unless such funds are clearly intended as payment of an account receivable of the Buyer, the Buyer shall take such steps, including contacting the customer in question, to ascertain the invoice to which such payment relates and, if such payment is determined to relate to one or more Retained Accounts Receivable,

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the Buyer shall remit such funds to the Seller on at least a bi-weekly basis, and (ii) if the Seller receives or collects any funds in respect of accounts receivable from customers of the Business, then, unless such funds are clearly intended as payment of a Retained Account Receivable, the Seller shall take such steps, including contacting the customer in question, to ascertain the invoice to which such payment relates and, if such payment is determined to relate to one or more accounts receivable of the Buyer, the Seller shall remit such funds to the Buyer on at least a bi-weekly basis.
4.13    Sharing in Buckeye Chargeback. In the event that the Buyer is required to make any payment to Buckeye Energy Services, LLC in respect of the chargeback provided for in the “Volume Incentive” provision of the Transaction Confirmation, dated August 1, 2016, between the Seller and Buckeye Energy Services, LLC (which Transaction Confirmation is an Assumed Contract hereunder), other than as a result of the termination of such Transaction Confirmation by the Buyer prior to the end of the term thereof, then the Seller will reimburse the Buyer for fifty percent (50%) of the amount of such payment promptly upon request. Notwithstanding the foregoing, if Buckeye Energy Services, LLC agrees to split the minimum volume obligations under the Transaction Confirmation between the Seller and the Buyer with respect to the pre-Closing and post-Closing periods, respectively, then each party will be obligated to pay directly its own share, if any, of any chargeback provided for in the “Volume Incentive” provision.

5.	CONDITIONS PRECEDENT TO THE BUYER’S OBLIGATIONS
Each and every obligation of the Buyer to be performed on or after the Closing Date under this Agreement is subject to the satisfaction (or written waiver by the Buyer) prior to or at the Closing Date of each of the following conditions:
5.1    Accuracy of Representations and Warranties. Other than the Seller Fundamental Representations, the representations and warranties of the Seller contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Seller Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
5.2    Performance of Obligations. The Seller shall have in all material respects performed and complied with its respective agreements, covenants and obligations under this Agreement that are to be performed or complied with by the Seller prior to or on the Closing Date, provided, that, with respect to agreements, covenants and obligations that are qualified by materiality, Seller shall have performed such agreements, covenants and obligations, as so qualified, in all respects.

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5.3    No Injunction, Etc. No preliminary or permanent injunction or other Order issued by any Governmental Entity or other legal restraint or prohibition that restrains, enjoins or otherwise prohibits the transactions contemplated hereby shall be in effect.
5.4    No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect.
5.5    Delivery of Documents. The Seller shall have delivered, or caused to have been delivered, to the Buyer the documents described in Section 8.2.
5.6    Consents and Assignments. All consents of third parties and Governmental Entities set forth on Schedule 5.6 (the “Required Consents”) shall have been obtained, and all Assumed Contracts shall have been assigned.
5.7    Title Commitments. Buyer shall have received the Commitments from the Title Company.
5.8    Release of Liens. All Liens relating to the Assets shall have been released in full, other than Permitted Liens, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its reasonable discretion, of the release of such Liens.

6.	CONDITIONS PRECEDENT TO THE SELLER’S OBLIGATIONS
Each and every obligation of the Seller to be performed on or after the Closing Date under this Agreement is subject to the satisfaction (or written waiver by the Seller) prior to or at the Closing Date of each of the following conditions:
6.1    Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
6.2    Performance of Obligations. The Buyer shall have in all material respects performed and complied with its respective agreements, covenants and obligations under this Agreement that are to be performed or complied with by the Buyer prior to or on the Closing Date, provided, that, with respect to agreements, covenants and obligations that are qualified by materiality, Buyer shall have performed such agreements, covenants and obligations, as so qualified, in all respects.

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6.3    No Injunction, Etc. No preliminary or permanent injunction or other Order issued by any Governmental Entity or other legal restraint or prohibition that restrains, enjoins or otherwise prohibits the transactions contemplated hereby shall be in effect.
6.4    Delivery of Documents. The Buyer shall have delivered, or caused to have been delivered, the documents described in Section 8.3.
6.5    Consents and Assignments. All Required Consents shall have been obtained, and all Assumed Contracts shall have been assigned. To the extent any Required Consents or assignments cannot reasonably be obtained prior to closing, the parties shall mutually agree on a method for obtaining them as soon as practicable thereafter.

7.	INDEMNIFICATION
7.1    Indemnification by the Seller.
(a)    General. Subject to the terms and conditions of this Article 7, if the Closing occurs, the Seller shall indemnify, defend, and hold harmless the Buyer and its directors, officers, employees and controlling persons (collectively, the “Buyer Indemnified Parties”), from and against all Losses asserted against, resulting from, imposed upon or incurred by any such Person, directly or indirectly, by reason of or resulting from:
(i)    any breach of the Seller’s representations and warranties set forth in this Agreement or in any certificate bringing down such representations and warranties,
(ii)    any breach of any covenant or agreement made by the Seller contained in this Agreement, or
(iii)    any and all Excluded Liabilities.
(b)    Limitations. The obligations of the Seller under Section 7.1(a)(i) shall be subject to the following limitations:
(i)    Except for any Liability for Losses arising from Fraud Matters or breach of the Seller Fundamental Representations or breach of the representations and warranties set forth in Sections 2.1(e)(iii) and 2.1(o), the Seller shall not have any Liability for Losses pursuant to Section 7.1(a)(i) until the total of all Losses with respect to such matters exceeds Fifty Thousand Dollars ($50,000) (the “Deductible”), after which the Buyer Indemnified Parties may recover only the amount of all Losses in excess of the Deductible.
(ii)    Except for any Liability for Losses arising from Fraud Matters, breach of the Seller Fundamental Representations or breach of the representations and warranties set forth in Sections 2.1(e)(iii) and 2.1(o), the Seller shall not have any Liability for Losses pursuant to Section 7.1(a)(i) in excess of Two Million Dollars ($2,000,000.00).

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(iii)    The obligations of the Seller under Section 7.1(a)(i) shall terminate as to each Surviving Representation when such Surviving Representation terminates pursuant to Section 2.3; provided, however, that such obligations shall not terminate with respect to any item as to which the Buyer shall have, prior to the expiration of the applicable period, previously made a claim by delivering an Indemnification Notice.
(iv)    Solely for purposes of calculating Losses for which Buyer is entitled to indemnification hereunder, all references in a representation or warranty to “materiality”, “Material Adverse Effect” or similar qualifiers shall be disregarded.
7.2    Indemnification By the Buyer. Subject to the terms and conditions of this Article 7, the Buyer shall indemnify, defend, and hold harmless the Seller and its directors, officers, employees and controlling persons, from and against all Losses asserted against, resulting from, imposed upon or incurred by any such Person, directly or indirectly, by reason of or resulting from any (a) breach of the representations and warranties of the Buyer in this Agreement or in any certificate bringing down such representations and warranties, (b) breach of any covenant or agreement of the Buyer contained in this Agreement, (c) Assumed Liabilities, or (d) operation or ownership of the Assets or the Business after the Closing Date (except in each case to the extent the Buyer is entitled to indemnification for such Losses under Section 7.1(a)).
7.3    Procedures Relating to Indemnification Between the Buyer and the Seller. Following the discovery of any facts or conditions that could reasonably be expected to give rise to a Loss or Losses for which indemnification under this Article 7 can be obtained, the Party seeking indemnification under this Article 7 (the “Indemnified Party”) shall, reasonably promptly thereafter, provide written notice to the Party from whom indemnification is sought (the “Indemnifying Party”), setting forth the specific facts and circumstances, in reasonable detail, relating to such Loss or Losses, the amount of Loss or Losses (or a non-binding, reasonable estimate thereof if the actual amount is not known or not capable of reasonable calculation) and the specific Section(s) of this Agreement upon which the Indemnified Party is relying in seeking such indemnification (an “Indemnification Notice”); provided, however, that any delay or failure in providing the Indemnification Notice shall not preclude the Indemnified Party from seeking indemnification except to the extent the Indemnifying Party is actually and materially prejudiced thereby.
7.4    Procedures Relating to Indemnification for Third Party Claims.
(a)    Notice. In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement arising out of or involving a claim or demand made by any third party, including any Governmental Entity (a “Third Party Claim”), the Indemnified Party must provide an Indemnification Notice to the Indemnifying Party relating to the Third Party Claim reasonably promptly after the Indemnified Party’s receipt of notice of the Third Party Claim, but in no event more than ten (10) Business Days after being served with any summons, complaint or similar legal process; provided, however, failure to give timely notice shall not release the Indemnifying Party of its obligations hereunder except if, and only to the extent that, the Indemnifying Party suffers actual and material prejudice as a proximate result of such failure. Thereafter, the Indemnified Party shall deliver to the

{W5975088.1}    32

Indemnifying Party, within ten (10) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents, including all court papers, received by the Indemnified Party relating to the Third Party Claim.
(b)    Defense. If a Third Party Claim is made against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in the defense thereof and, if the Indemnifying Party so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, provided that the Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a customer or supplier of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. If the Indemnifying Party so elects to assume the defense of a Third Party Claim, then the Indemnifying Party shall not be liable to the Indemnified Party for the reasonable fees and expenses of counsel subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that (i) prior to assuming the defense of such Third Party Claim, the Indemnifying Party shall provide to the Indemnified Party an undertaking stating that such Indemnifying Party is able to and will assume the payment of all defense fees and costs and (ii) the Indemnifying Party’s assumption of the defense of such Third Party Claim shall not signify any agreement, obligation or commitment on the part of the Indemnifying Party to assume or pay any amount awarded to a claimant in respect of such Third Party Claim. If the Indemnifying Party assumes such defense, then the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party shall control such defense. The fees and disbursements of counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party chooses to defend any Third Party Claim, then the Parties shall cooperate in the defense or prosecution of such Third Party Claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party has not within ten (10) Business Days after receipt of an Indemnification Notice relating to a Third Party Claim, chosen to assume defense of a Third Party Claim or fails to defend such Third Party Claim actively and in good faith, then the Indemnified Party shall (upon further written notice) have the right to defend and, subject to Section 7.4(c), compromise or settle of such Third Party Claim or

{W5975088.1}    33

consent to the entry of judgment with respect to such Third Party Claim, in each case at the cost and expense of the Indemnifying Party.
(c)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned, or delayed), except to the extent such settlement does not provide for liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.4(b), it shall not agree to any settlement without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned, or delayed), and no such settlement shall be determinative of the Indemnifying Party’s obligations under this Article 7.
(d)    Certain Additional Matters with Respect to Environmental Claims.
(i)    With respect to Third Party Claims that are Environmental Claims, the non-controlling Party shall be given (A) a reasonable opportunity to attend any site visits or meetings with engineers, consultants and Governmental Entities; (B) copies of material correspondence and reports; and (C) where the Environmental Claim involves investigation or remediation of property owned, leased or operated by the Buyer Indemnified Parties, (1) a reasonable opportunity to comment in advance on any draft scope of work, specifications, proposals, statements, reports or other material documents or correspondence; and (2) an opportunity to attend and observe any such investigation or remediation, including obtaining split samples. Except where the non-controlling Party is entitled to claim the fees and expenses of counsel as Losses, the participation of the non-controlling Party as provided in this Section 7.4(d)(i) shall be at its own expense. When the Seller is the controlling Party, it shall use all reasonable efforts to avoid disruption to the business or operations of the Buyer Indemnified Parties or damage to persons or property, and shall take reasonable steps to mitigate and remedy such disruption and damage.
(ii)    The Seller’s obligations to indemnify the Buyer Indemnified Parties shall not be affected by (A) any investigation conducted by the Buyer in connection with, or any knowledge acquired or capable of being acquired at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any representation, warranty, covenant, or obligation, the transactions contemplated by this Agreement, or (B) the Buyer’s notification to a Governmental Entity (1) as required by law, (2) as otherwise reasonably made by the Buyer to minimize its liability, or (3) for the avoidance of environmental sanctions. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment

{W5975088.1}    34

of Losses, or other remedy based on such representations, warranties, covenants, and obligations.
7.5    Insurance. The obligation of the Indemnifying Party to indemnify the Indemnified Party against any Losses under this Article 7 shall be reduced by the amount of any insurance proceeds actually received by the Indemnified Party from third party insurers with respect to such Losses
7.6    Payments; Recourse to Escrow.
(a)    Except as expressly set forth in Section 7.1(b), any amounts payable by Seller pursuant to this Article 7 shall be made by wire transfer of immediately available funds to Buyer within seven (7) Business Days of the final determination thereof.
(b)    Notwithstanding the foregoing, in the event that the Seller is the Indemnifying Party and any portion of the Escrow Fund remains undisbursed, such obligations shall first be paid from the undisbursed portion of the Escrow Fund in accordance with the terms of the Escrow Agreement. In the event that the Buyer provides an Indemnification Notice prior to the Escrow Release Date, then the payment of the portion of the Escrow Fund due to be paid to the Seller on such Escrow Release Date shall be delayed until a reasonable estimate of the amount of Losses associated with such claim for indemnification can be provided, at which time the amount of such estimate, shall be retained by the Escrow Agent, and the balance of the portion of the Escrow Fund, if any, to be paid on the Escrow Release Date shall be paid to the Seller. Upon final resolution of such claim, if the amount of Losses is less than the amount retained, then the balance of the Escrow Fund, if any, which was to be paid on such Escrow Release Date shall be paid to the Seller (subject to the foregoing procedures for any further claim for indemnification).
7.7    Duty to Mitigate. In all cases in which a Person is entitled to be indemnified in accordance with this Agreement, such indemnified Party shall be under a duty to take all commercially reasonable measures to mitigate all Losses. Without limiting the foregoing, each indemnified Party shall use its commercially reasonable efforts to collect any amount available under applicable insurance coverage for any Losses for which an indemnity claim is being made.
7.8    Knowledge and Investigation. The right of any Buyer Indemnified Person to indemnification pursuant to this Article 7 will not be affected by any investigation conducted by, for, or on behalf of such party, or any knowledge acquired (or capable of being acquired) at any time by any party or any party’s representatives, whether before or after the execution and delivery of this Agreement or the Closing. The Buyer represents to the Seller that, as of the date of this Agreement, none of Joseph Smith, David Glendon, Thomas Flaherty, David Daoust, Robert Blanchard or Jay Leduc is consciously aware of any material inaccuracy in the Seller’s representations and warranties set forth in Section 2.1 of this Agreement.
7.9    Exclusive Remedy; No Consequential Damages, etc. Except for Fraud Matters, if Closing occurs, the indemnification provisions of this Article 7 shall be the sole and exclusive remedy with respect to any and all claims arising out of or relating to a Party’s breach of its

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representations and warranties contained in this Agreement. In addition to the foregoing, and except for Fraud Matters, the Parties shall not be entitled to a rescission of this Agreement (or any related agreements) related to the breach of any representation, warranty, covenant or agreement contained herein. UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE RESPONSIBLE TO THE OTHER FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, EXEMPLARY, OR PUNITIVE DAMAGES OR DAMAGES BASED SOLELY UPON DIMINUTION IN VALUE OF THE BUSINESS OR ANY MULTIPLE THEREOF, ANY MULTIPLES OF REVENUE OR EBITDA, LOST BUSINESS, OR LOSS OF PROFITS, EXCEPT (I) IN THE CASE OF FRAUD MATTERS, (II) TO THE EXTENT ACTUALLY AWARDED TO A GOVERNMENTAL ENTITY OR OTHER UNAFFILIATED THIRD PARTY OR (III) IN THE CASE OF LOSS OF PROFITS, WITH RESPECT TO ANY BREACH OF ANY REPRESENTATION OR WARRANTY RELATING TO ANY ASSUMED CONTRACT WITH ANY COMMERCIAL OIL CUSTOMERS WHICH RELATES TO THE BUYER’S LOSS OF THE EXPECTED BENEFITS OF SUCH ASSUMED CONTRACTS IN ACCORDANCE WITH ITS TERMS.

8.	CLOSING
8.1    Closing Date. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Section 9.1, and provided that the conditions to the Closing set forth in Article 5 and Article 6 are satisfied or waived, the closing with respect to the transactions contemplated hereby (the “Closing”) shall take place at the offices of Seller’s attorneys at 9:00 a.m., local time, on January 31, 2017 or at such other time and place as the Parties shall agree upon, but in no event later than the Outside Date. The actual date of the Closing is referred to in this Agreement as the “Closing Date.”
8.2    Items to be Delivered by the Seller. At the Closing, the Seller shall deliver to the Buyer the following documents, in each case duly executed or otherwise in proper form:
(a)    A bill of sale in the form attached hereto as Exhibit D (the “Bill of Sale”);
(b)    Deeds to the Real Properties in the form attached hereto as Exhibit E (the “Deeds”)
(c)    Assignment and Assumption Agreements in the form attached hereto as Exhibit F (the “Assignment and Assumption Agreements”);
(d)    The Escrow Agreement;
(e)    A certificate of an authorized officer of Seller which shall certify (i) the resolutions adopted by its Board of Directors authorizing the Seller to consummate all of the transactions contemplated hereby (including the sale of the Assets), (ii) the names of the officers of such Seller authorized to sign this Agreement and the other documents, instruments or certificates to be delivered pursuant to this Agreement by the Seller or any of its officers, together with the true signatures of such officers, (iii) the satisfaction of the conditions to Closing set forth in Sections 5.1, 5.2 and 5.4, (iv) the certification of the Product Inventory referred to in Section 1.1(o), (v) the certification of the Third Party Inventory

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Report and (vi) the certification of an updated version of Schedule 1.1(n) as of the Closing Date;
(f)    The Terminal Business Books and Records and the Wholesale Business Books and Records pursuant to Section 1.1 hereof;
(g)    All of the Required Consents;
(h)    All affidavits, gap indemnity agreements and other documents reasonably and customarily required by the Title Company to induce the Title Company to issue its owner’s policy of title insurance, with extended coverage, to the Buyer; and
(i)    A waiver of corporate excise tax lien pursuant to M.G.L. c. 62C;
(j)    A certificate of the Secretary of State of Massachusetts as to the good standing as of a recent date of Seller in Massachusetts;
(k)    The Environmental Remediation and Access Agreement;
(l)    A certificate pursuant to Treasury Regulations Section 1.1445-2(b) to the effect that the Seller is not a foreign person within the meaning of Section 1445 of the Code, duly executed by the Seller; and
(m)    Such other documentation as the Buyer may reasonably request.
8.3    Items to be Delivered by the Buyer. At the Closing, the Buyer shall deliver the following payments documents to the Seller, in each case duly executed or otherwise in proper form:
(a)    The certificate of formation of Buyer, certified as of a recent date by the Secretary of State of Delaware, and a copy of the limited liability company operating agreement of Buyer, certified by an officer of Buyer, given by him or her on behalf of Buyer and not in his or her individual capacity;
(b)    A certificate of the Secretary of State of Delaware as to the good standing as of a recent date of Buyer in Delaware;
(c)    The Assignment and Assumption Agreements, executed by the Buyer;
(d)    The Escrow Agreement;
(e)    Evidence of compliance with Section 4.1(c);
(f)    prior to or at the Closing, Buyer shall have taken the actions, and delivered the items, contemplated by Section 1.5(b) including without limitation payment of the Purchase Price, less the Escrow Amount, by wire transfer of immediately available funds

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to an account specified by Seller, and payment of the Escrow Amount to the Escrow Agent; and
(g)    A certificate of an authorized officer of the Buyer which shall certify (i) the resolutions adopted by its Board of Directors authorizing the Buyer to consummate all of the transactions contemplated hereby (including the acquisition of the Assets), (ii) the names of the officers of the Buyer authorized to sign this Agreement and the other documents, instruments or certificates to be delivered pursuant to this Agreement by the Buyer or any of its officers, together with the true signatures of such officers, (iii) the satisfaction of the conditions to closing set forth in Sections 6.1 and 6.2 and (iv) the continued truth of the representation set forth in Section 7.8 as of the Closing Date.
(h)    The Environmental Access and Remediation Agreement.
8.4    License Agreement. The Buyer agrees to provide the Seller with the use of the office space associated with the Real Properties pursuant to the terms of a License Agreement in the form set forth in Exhibit A (the “License Agreement”).

9.	TERMINATION
9.1    General. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, only as follows:
(a)    By the written agreement of the Buyer and the Seller.
(b)    By the Buyer by written notice to the Seller if any of the conditions set forth in Section 5 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by February 28, 2017 (the “Outside Date”), unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.
(c)    by Seller with written notice to Buyer if any of the conditions set forth in Section 6 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date, unless such failure shall be due to the failure of the Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.
(d)    By the Buyer or the Seller if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order, or refused to grant any required consent or approval, that has the effect of making the consummation of the transactions contemplated hereby illegal or that otherwise prohibits consummation of such transactions.
9.2    Post-Termination Obligations; Deliverables. To terminate this Agreement as provided in subclause (b), (c), or (d) of Section 9.1, the terminating Party shall provide the other Party with written notice of its election to terminate this Agreement, and upon delivery of such written notice in accordance with Section 10.6:

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(a)    The transactions contemplated hereby shall be terminated, without further action by any Party;
(b)    The Buyer shall return all documents and copies and other materials received from or on behalf of the Seller relating to the transactions contemplated hereby, whether so obtained before, on or after the execution and delivery of this Agreement, to the Seller; and
(c)    The Confidentiality Agreement shall remain in full force and effect, notwithstanding the termination of this Agreement.
9.3    No Liabilities in Event of Termination. If this Agreement is terminated as provided in Section 9.1, then this Agreement shall forthwith become wholly void and of no further force and effect, and there shall be no Liability under this Agreement on the part of the Buyer or the Seller, except that the respective obligations of the Buyer or the Seller, as the case may be, under Sections 9.2 and 10.1 shall remain in full force and effect, and except for Liability of any Party for any failure to perform any of its obligations under this Agreement prior to such termination (including any failure by a Party to consummate the transactions contemplated by this Agreement if it is obligated to do so hereunder).

10.	MISCELLANEOUS
10.1    Publicity. The Parties agree that, from and after the date of this Agreement, no public release, written statement or announcement concerning the transactions contemplated hereby shall be issued or made without the prior written consent of both Parties, except for the content of any such release or announcement that is required by Law, which release or announcement shall be made available to the other Party for its review as soon as reasonably practicable prior to such disclosure. Notwithstanding the foregoing, (i) any Party may issue a press release, provided that such Party shall allow the other Party reasonable time to comment on such release in advance of, and approve, such issuance (which approval shall not be unreasonably withheld, delayed or conditioned) and (ii) Seller acknowledges that Sprague Resources LP, the parent of the Buyer, may be required to file a Current Report on Form 8-K with the Securities and Exchange Commission describing this Agreement and the transactions contemplated hereby within four (4) Business Days following the execution and delivery of this Agreement and consent to the filing of such report.
10.2    Assignment. Except to the extent otherwise expressly set forth in this Agreement, no Party may assign, transfer or encumber this Agreement, or its rights or obligations hereunder, in whole or in part, voluntarily or by operation of Law, without the prior written consent of the other Party, and any attempted assignment, transfer or encumbrance without such consent shall be void and without effect. Notwithstanding the foregoing, the Buyer may assign any or all of its rights and obligations under this Agreement to an Affiliate of the Buyer provided that Buyer shall remain liable for all such obligations.
10.3    Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective permitted successors and permitted assigns.

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10.4    Amendment. No modifications, amendments or supplements to this Agreement shall be valid and binding unless set forth in a written agreement executed and delivered by the Parties.
10.5    Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed and delivered by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing under this Agreement. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
10.6    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (followed by overnight courier), E-mail (followed by overnight courier), delivery by a nationally recognized overnight courier or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties (or the Deposit Escrow Agent or the Escrow Agent, if applicable) as follows:
TO THE BUYER:    Sprague Operating Resources LLC
185 International Drive
Portsmouth, NH 03801
Attn: Joseph Smith and Paul Scoff
Phone: (800) 225-1560

With a copy (which shall not
constitute notice) to:    Pierce Atwood LLP
One New Hampshire Avenue, Suite 350
Portsmouth, NH 03801
Attn: Scott E. Pueschel
Phone: 603-373-2019
Fax: 603-433-6372
Email: spueschel@pierceatwood.com

TO THE SELLER:     Leonard E. Belcher, Incorporated
615 St. James Avenue
Springfield, MA 01119
Attn: Edward C. Hough
Phone: 413-736-8324
Fax: 413-736-5605
Email: ehough@lebelcher.com

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With a copy (which shall not
constitute notice) to:    James B. Sheils, Esquire
Shatz, Schwartz, and Fentin, P.C.
1441 Main St., Suite 1100
Springfield, MA 01103
Phone: 413-737-1131
Fax: 413-736-0375
Email: jbsheils@ssfpc.com

TO THE DEPOSIT ESCROW AGENT:    Stewart Title Guaranty Company
One Washington Mall, 14th floor
Boston, Massachusetts 02108
Attn: Elizabeth Harrington
Phone: (617) 933-2448
Email: eharrington@stewart.com

TO THE ESCROW AGENT:                Huntington National Bank
Corporate Trust & Escrow Services
525 Vine Street, 14th Floor
Cincinnati, Ohio 45202
Attn:    Jacqueline M. Dever, CCTS
Vice President
Phone: 513-672-1348
Email: Jackie.m.dever@huntington.com

or to such other person or address as any Party shall have specified by notice in writing to the other Party. If personally delivered, then such communication shall be deemed delivered upon actual receipt; if sent by email or facsimile transmission, then such communication shall be deemed delivered the day of the transmission or, if the transmission is not made on a Business Day, the first Business Day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier, then such communication shall be deemed delivered one (1) Business Day following deposit with the overnight courier; and if sent by U.S. mail, then such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal.
10.7    Expenses. Regardless of whether or not the transactions contemplated hereby are consummated and except to the extent otherwise expressly set forth in this Agreement, all expenses incurred by the Parties shall be borne solely and entirely by the Party that has incurred such expenses.
10.8    Section Headings; Table of Contents. The Section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

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10.9    Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, then such provisions shall be construed so that the remaining provisions of this Agreement shall not be affected, but shall remain in full force and effect, and any such illegal, void or unenforceable provisions shall be deemed, without further action on the part of any person or entity, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in the applicable jurisdiction.
10.10    No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, each Party confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.
10.11    Governing Law; Jurisdiction; Venue; Waiver of Jury Trial. The Parties agree that this Agreement and all matters arising from or relating to this Agreement shall be governed by and construed in accordance with the Laws of the Commonwealth of Massachusetts, without regard to the conflict of law principles thereof. The Parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Massachusetts and/or the Superior Court of the Commonwealth of Massachusetts sitting in Springfield, Massachusetts, in any action or proceeding arising out of or relating to this Agreement, and each of the Parties hereto irrevocably and unconditionally agrees that all Claims in respect of any such action or proceeding may be heard and determined in such state court or, to the fullest extent permitted by applicable Law, in such federal court. Without limitation of other means of service, the Parties hereto agree that service of any process, summons, notice or document with respect to any action, suit or proceeding may be served on it in accordance with the notice provisions set forth in Section 10.6. The Parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The Parties hereto each agrees that a final judgment in any such suit, action or proceeding brought in an appropriate court pursuant to this Section 10.11 shall be conclusive and binding upon the Parties hereto, as the case may be, and may be enforced in any other courts to whose jurisdiction the Parties hereto, as the case may be, is or may be subject, by suit upon such judgment. THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO THE BUYER’S INVESTIGATION OF THE BUSINESS, THE ASSETS, THIS AGREEMENT, THE NEGOTIATION AND EXECUTION OF THIS AGREEMENT OR ANY CONTRACT ENTERED INTO PURSUANT HERETO (EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY SET FORTH THEREIN) OR THE PERFORMANCE BY THE PARTIES OF ITS OR THEIR TERMS IN ANY SUIT, ACTION OR PROCEEDING OF ANY TYPE BROUGHT BY ONE PARTY AGAINST THE OTHER, REGARDLESS OF THE BASIS OF THE CLAIM OR CAUSE OF ACTION.
10.12    Entire Agreement. This Agreement (including the Schedules), the Ancillary Agreements and any certificates delivered pursuant hereto or thereto, constitute the entire agreement

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between the Parties, and supersede all prior agreements and understandings, oral and written, between the Parties, with respect to the subject matter hereof; there are no conditions to this Agreement, or any representations or warranties, that are not expressly stated in this Agreement (including the Schedules), the Ancillary Agreements and any certificates delivered pursuant hereto or thereto.
10.13    Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence. Notwithstanding the foregoing, a Party shall not be liable for any delay in the performance of this Agreement for the period that such delay is beyond the reasonable control of such Party, materially affects the performance of any of its obligations under this Agreement, and could not reasonably have been foreseen or provided against.
10.14    Prevailing Party. If any litigation, other court action, or proceeding is commenced by any Party to enforce its rights under this Agreement against any other Party, all fees, costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, incurred by the prevailing Party in such litigation, action, arbitration, or proceeding shall be reimbursed by the losing Party; provided, that if a Party to such litigation or action prevails in part, and loses in part, the court or other adjudicator presiding over such litigation or action shall award a reimbursement of the fees, costs and expenses incurred by the substantially prevailing Party.
10.15    Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
10.16    Counterparts. This Agreement may be executed by facsimile, scanned and emailed or other electronic signatures and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
10.17    Definitions. For purposes of this Agreement, the following terms have the following meanings:
(a)    “Affiliate” means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning 20% or more of the voting securities of another Person shall be deemed to control that Person.
(b)    “Ancillary Agreements” means the Deposit Escrow Agreement, the Escrow Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the License Agreement and the Deeds.
(c)    “Benefit Plan” means each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus,

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performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is maintained, sponsored, contributed to, or required to be contributed to by the Seller for the benefit of any current or former employee, officer, director, manager, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which the Seller or any of its ERISA Affiliates has or may have any material Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise.
(d)    “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the Commonwealth of Massachusetts are authorized or required by Law to be closed.
(e)    “CERCLA” means the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., as amended.
(f)    “Claim” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
(g)     “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
(h)    “Confidentiality Agreement” means the confidentiality agreement, dated as of September 15, 2016 by and between Matrix Capital Markets Group, Inc. and Buyer.
(i)     “Contract” means any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement (whether written or oral, and whether express or implied), that is legally binding.
(j)    “DEP” means the applicable state Department of Environmental Protection.
(k)    “Environmental Activity or Condition” means the presence, use, generation, manufacture, production, processing, storage, Release, threatened Release, discharge, disposal, treatment or transportation of any Hazardous Material on, onto, in (or within), under, over or from any of the Real Properties or other Asset, any Environmental Claim or the application of any Environmental Law because of the condition of, or activity on, or related to, the Real Properties or any other Asset.
(l)    “Environmental Claim” means any Claim, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, whenever arising, whether now known or unknown, by or from any Person alleging liability of whatever kind

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or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit; or (c) any Environmental Activity or Condition.
(m)    “Environmental Documentation” shall mean (a) the ESA and (b) the documents listed on Schedule 2.1(j)(vii).
(n)     “Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): CERCLA; the Resource Conservation and Recovery Act of 1976, as amended; the Federal Water Pollution Control Act of 1972, as amended; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended; the Oil Pollution Act of 1990, as amended; and the Coastal Zone Management Act of 1972, as amended.
(o)    “Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to (a) actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit, and (b) alleged responsibility or liability to remediate or conduct cleanup under any Environmental Law, in each case given by a Governmental Authority.
(p)    “Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law
(q)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(r)    “ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.
(s)    “Escrow Agent” means Huntington Bank, National Association.

{W5975088.1}    45

(t)    “Escrow Agreement” means the Escrow Agreement attached hereto as Exhibit B.
(u)    “Escrow Amount” means the sum of Two Million Dollars ($2,000,000).
(v)    “Escrow Fund” means the fund established pursuant to the Escrow Agreement and including the amount paid by the Buyer to the Escrow Agent at the Closing pursuant to Section 1.5(d).
(w)    “Escrow Release Date” means the earlier of (i) the eighteen (18) month anniversary of the Closing Date, or (ii) the date on which (x) Buyer enters into an agreement for the sale of all or substantially all its assets, or (y) Antonia Ax:son Johnson and her Affiliates, her lineal descendants, heirs and/or any trust, limited partnership, limited liability company or other entity established for the benefit of the foregoing, in the aggregate cease to own at least a twenty five percent (25%) interest in the general partner of Sprague Resources LP, the parent of the Buyer.
(x)    “Fraud Matters” means fraud, willful misrepresentation or criminal conduct.
(y)    “Fund” means the applicable state petroleum storage tank environmental assurance fund or equivalent private insurance.
(z)    “Governmental Entity” means any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, local, foreign or other.
(aa)    “Hazardous Material” means (a) petroleum, petroleum products or fractions thereof, radioactive materials, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls or radon gas, (b) any other chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar import, under any Environmental Law, and (c) any other chemical, material or substance that is regulated by any Environmental Law.
(bb)    “Indebtedness” means at a particular time, without duplication, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the purchaser or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance,

{W5975088.1}    46

letter of credit or similar facilities, and (g) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or Lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (i) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.
(cc)    “Intended Uses” means the use of the Real Properties in the Business in the manner in which such Real Properties is currently used by the Seller in the Business.
(dd)    “Inventory” means the Additive Inventory, the Product Inventory and the Tank Bottoms.
(ee)    “IRS” means the United States Internal Revenue Service.
(ff)    “Knowledge of Seller” (or similar terms) means the actual knowledge of the following persons, and the knowledge such persons would reasonably be expected to have in the due course of the performance of their duties for the Seller: Edward C. Hough, Gregory O’Connor and David F. Ryan.
(gg)    “Law(s)” means any federal, state, local, foreign or other statute, law, ordinance, treaty, rule or regulation.
(hh)    “Liability” or “Liabilities” means and include any direct or indirect liability or obligation that a Person owes to or at the behest of any other party, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured, joint or several, absolute or contingent, accrued or unaccrued, whether called a liability, obligation, indebtedness, guaranty, endorsement, claim or responsibility or otherwise.
(ii)    “Lien” means any mortgage, lien, pledge, charge, security interest, right of first refusal, encumbrance or restriction of any kind.
(jj)    “Loss” or “Losses” means (i) all debts, Liabilities owed to or at the behest of any other Person, (ii) all losses, damages, judgments, awards, penalties, settlements, Taxes, awards, judgments, fines, fees and penalties or other charges, (iii) all Claims, whether or not ultimately determined to be valid, and (iv) all costs and expenses (including interest (but excluding prejudgment interest in any litigated or arbitrated matter other than that payable to a third party), (including court filing fees, court costs, arbitration fees and costs,

{W5975088.1}    47

witness fees and all other reasonable fees, costs and expenses of investigating and defending or asserting a claim for indemnification, including reasonable attorneys' fees and other reasonable professionals' fees and disbursements) of investigating, defending or asserting any of the foregoing.
(kk)    “Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, financial condition or assets of the Business, (b) the value of the Assets, or (c) the ability of the Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) the execution and performance of this Agreement and the consummation of the transactions contemplated hereby; or (iv) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) and (ii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.
(ll)    “Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) of ERISA.
(mm)    “Orders” means any order, writ, injunction, judgment, plan or decree of any Governmental Entity.
(nn)    “Ordinary Course of Business” means, with respect to Seller, the ordinary course of business of the Seller consistent with past custom and practice (including with respect to quantity and frequency).
(oo)    “Permits” means licenses, sublicenses, permits, approvals, certifications, endorsements, qualifications, accreditations, consents and authorizations of all Governmental Entities, including, without limitation, the Terminal Permits and the Wholesale Permits.
(pp)    “Permitted Liens” means (i) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the Ordinary Course of Business for amounts that are not yet delinquent, (ii) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date, (iii) encumbrances and restrictions of record on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not materially interfere with the present uses or occupancy of such real property by the owner or lessee thereof, (iv) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property but excluding any

{W5975088.1}    48

violations of any such Laws which materially interfere with the present uses or occupancy of such real property by the owner or lessee thereof, (v) matters that would be disclosed by an accurate survey or inspection of the real property, or that are of record and which do not materially interfere with, directly or indirectly, in an operational manner, financial manner or otherwise, the present uses or occupancy of such real property by the owner, assignee lessee, or sublessee thereof, or (vi) Liens described on any title commitment issued to Buyer pursuant to Section 3.7.
(qq)    “Person” means any individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization or Governmental Entity.
(rr)    “Proceeding” means any action, suit, claim, assessment, hearing, proceeding, arbitration, investigation, audit, inquiry, or mediation by or before any Governmental Entity or other Person.
(ss)    “Release” means disposing, discharging, releasing, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, pumping, pouring, seeping, placing and the like into or upon any land or water or air or otherwise entering into the Environment, including the abandonment or discarding of barrels, containers, tanks or other receptacles containing or previously containing any Hazardous Material. For purposes of this Agreement, a Release occurs at that point in time at which the material is placed into or upon any land or water or air or otherwise enters the environment. Notwithstanding the foregoing, a Release includes any migration of any Hazardous Material upon the land, water or air or otherwise into the environment from the Real Properties to a location beyond the boundaries of the Real Properties.
(tt)    “Tank Bottoms” means, with respect to any tank in which a petroleum product is stored, any contents of such tank which does not meet the industry accepted specifications for marketable product of the type stored in such tank.
(uu)    “Tax” or “Taxes” means any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
(vv)    “Tax Return” means any return, declaration, report, estimate, claim for refund, or information return or statement relating to, or required to be filed in connection with, any Taxes, including any schedule, form, attachment or amendment.

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(ww)    “Third Party Inventory” shall mean the physical inventory of fungible, marketable petroleum products that are held by the Seller for the account of third parties.
(xx)    “Third Party Inventory Report” shall mean a report, as of the date immediately prior to the Closing Date and certified by Seller in the Seller Closing Certificate, of the Third Party Inventory, showing the amounts of such inventory held for the account of each individual third party, based on the Sellers’ computer database, as reconciled to a physical inventory, which physical inventory of such petroleum products shall be determined in the manner specified in Schedule 1.1(o) attached hereto.
(yy)    “UST System” means an underground storage tank system as defined under applicable state law.
(zz)    The following terms are defined in the following locations in this Agreement:

Term	Section
Acquisition Proposal	3.5
Additive Inventory	1.1(h)
Agreement	Preamble
Assets	1.1
Assignment and Assumption Agreements	8.2(c)
Assumed Contract	2.1(m)
Assumed Liabilities	1.3(b)
AST	4.1(c)
At-Will Customers	Recitals
Bill of Sale	8.2(a)
Buckeye	1.1(g)
Buyer	Preamble
Buyer Indemnified Parties	7.1(a)
Closing	8.1
Closing Date	8.1
Commercial Oil Customers	Recitals
Commitment(s)	3.7(c)
Cutoff Date	2.3(a)
Deductible	7.1(b)(i)
Deed	8.2(b)

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Term	Section
Deposit	1.4
Deposit Escrow Agreement	1.4
Deposit Escrow Agent	1.4
Employees	2.1(n)
Environmental Remediation and Access Agreement	4.1(a)
ESA	3.6(a)
Excluded Assets	1.2
Excluded Environmental Liabilities	1.3(a)(i)
Excluded Liabilities	1.3(a)
Financial Statements	2.1(d)
Forward Contracts	1.1(n)
GAAP	2.1(d)
Gross Margin Statements	2.1(d)
Heating Oil Contracts	1.1(k)
Heating Oil Customers	Recitals
Indemnification Notice	7.3
Indemnified Party	7.3
Indemnifying Party	7.3
Inventory Value	1.5(b)
License Agreement	8.4
Municipal Contracts	1.1(l)
Municipal Customers	Recitals
Outside Date	9.1(c)
Personal Property	1.1(d)
Pre-Closing Charges	4.2(c)
Product Inventory	1.1(o)
Proprietary Information	4.10
Purchase Price	1.5(a)
Qualified Benefit Plan	2.1(o)
Real Properties	1.1(b)
Required Consents	5.6

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Term	Section
Restricted Business	4.9(a)
Retained Accounts Receivable	1.2(e)
Retention Period	4.4
Seller	Preamble
Seller Fundamental Representations	2.3(a)
Seller’s Records	1.2(b)
Shareholder	Preamble
Straddle Period	4.2(c)
Survey(s)	3.7(b)
Surviving Representations	2.3(a)
Terminal Contracts	1.1(g)
Terminal Permits	1.1(f)
Terminal Books & Records	1.1(i)
Terminal Business	Recitals
Territory	4.9(a)
Third Party Claim	7.4(a)
Title Certifications	3.7(a)
Title Company	3.7(c)
Transaction	Recitals
Transferring Employee(s)	4.3(a)
Wholesale Books and Records	1.1(q)
Wholesale Business	Recitals
Wholesale Permits	1.1(r)
Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number, and vice versa.
[The next page is the signature page.]

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IN WITNESS WHEREOF the Parties have caused this Asset Purchase Agreement to be executed as of the date set forth above by their duly authorized representatives.

BUYER: SPRAGUE OPERATING RESOURCES LLC By: /s/ Paul Scoff Name: Paul Scoff Title: Vice President, General Counsel & Secretary	SELLER: LEONARD E. BELCHER, INCORPORATED By: /s/ Edward C. Hough Name: Edward C. Hough Title: President

{W5975088.1}    Signature Page to Asset Purchase Agreement